UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

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SYNNEX Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SYNNEX CORPORATION
44201 Nobel Drive
Fremont, California 94538
(510) 656-3333
February 26, 2015
Dear Stockholder:
You are cordially invited to attend our 2015 Annual Meeting of Stockholders. The Annual Meeting of Stockholders will be held at 10:00 a.m., Pacific Time, on March 24, 2015, at our offices at 44201 Nobel Drive, Fremont, California 94538.
The formal notice of the Annual Meeting of Stockholders and the Proxy Statement have been made a part of this invitation.
Whether or not you attend the Annual Meeting of Stockholders, it is important that your shares be represented and voted at the Annual Meeting of Stockholders. After reading the Proxy Statement, please promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card in the enclosed postage-prepaid envelope. Your shares cannot be voted unless you submit your proxy or attend the Annual Meeting of Stockholders in person.
The Board of Directors and management look forward to seeing you at the Annual Meeting of Stockholders.
Sincerely,

/s/ Simon Y. Leung
Simon Y. Leung
Senior Vice President, General Counsel
and Corporate Secretary

SYNNEX Corporation
________________________________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held March 24, 2015
________________________________________
To our Stockholders:
SYNNEX Corporation will hold its Annual Meeting of Stockholders at 10:00 a.m., Pacific Time, on March 24, 2015, at our offices at 44201 Nobel Drive, Fremont, California 94538.
We are holding this Annual Meeting of Stockholders:

•	to elect ten directors to serve until the 2016 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

•	to hold an advisory vote on Executive Compensation;

•	to ratify the appointment of KPMG LLP as our independent registered public accountants; and

•	to transact such other business as may properly come before the Annual Meeting of Stockholders and any adjournments or postponements of the Annual Meeting of Stockholders.
Only stockholders of record at the close of business on February 9, 2015 are entitled to notice of, and to vote at this Annual Meeting of Stockholders and any adjournments or postponements of the Annual Meeting of Stockholders. For ten days prior to the Annual Meeting of Stockholders, a complete list of stockholders entitled to vote at the Annual Meeting of Stockholders will be available at the Corporate Secretary’s office at 44201 Nobel Drive, Fremont, California 94538.
It is important that your shares are represented at this Annual Meeting of Stockholders. Even if you plan to attend the Annual Meeting, we hope that you will promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card in the enclosed envelope. This will not limit your rights to attend or vote at the Annual Meeting of Stockholders.
By Order of the Board of Directors,

/s/ Simon Y. Leung
Simon Y. Leung
Senior Vice President, General Counsel
and Corporate Secretary
Fremont, California
February 26, 2015
Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to Be Held on March 24, 2015.
Our Proxy Statement for our 2015 Annual Meeting of Stockholders, along with the proxy card, our Annual Report on Form 10-K for the fiscal year ended November 30, 2014 and Letter to Stockholders dated February 26, 2015, is available at www.viewproxy.com/synnex/2015.

Proxy Summary
This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider. You should read the entire Proxy Statement carefully before voting.
Annual Meeting of Stockholders

• Date and Time	March 24, 2015 at 10:00 a.m. Pacific Time
• Place	44201 Nobel Drive, Fremont, California
• Record Date and Voting	February 9, 2015
Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

Meeting Agenda and Voting Matters
(1) Election of Directors. Each director nominee is elected annually by a plurality vote. We are asking stockholders to vote FOR each director nominee. All of our director nominees have experience or qualifications in, among other areas, Leadership, Strategy, Business Management, Mergers & Acquisitions, and Board Governance; their additional experience and qualifications are listed below.

Name and Principal Occupation	Age	Director Since	Experience/ Qualifications	Independent	Committee Memberships
Dwight Steffensen Former Chairman & CEO, Merisel, Inc.	71	2002	Distribution, Technology, Finance	X	Executive
Kevin Murai President and CEO, SYNNEX Corporation	51	2008	Distribution, Technology, Supply-Chain Logistics, International Business		Executive (Chair)
Fred Breidenbach Principal, FA Breidenbach & Associates and Former President and Chief Operating Officer of Gulfstream Aerospace Corporation	68	2003	Manufacturing, Supply-Chain Logistics, International Business	X	Compensation (Chair) Executive Nominating
Hau Lee Professor of Operations, Information & Technology, Stanford University Graduate School of Business	62	2012	Technology, Supply-Chain Logistics, International Business	X	Audit
Matthew Miau Chairman, MiTAC Holdings Corporation, Synnex Technology International Corp., UPC Technology Corp. & Lien Hwa Industrial Corp.	68	1992	Distribution, BPO Services, Manufacturing, International Business
Dennis Polk Chief Operating Officer, SYNNEX Corporation	48	2012	Distribution, BPO Services, Finance, Supply-Chain Logistics, International Business
Gregory Quesnel Former President and CEO, CNF Inc.	66	2005	Distribution, Finance, Supply-Chain Logistics	X	Audit (Chair) Executive
Thomas Wurster Former Senior Partner & Managing Director, The Boston Consulting Group	62	2012	Distribution, Technology, Supply-Chain Logistics	X	Compensation Nominating
Duane Zitzner Interim CEO, NICTA, Consultant and Former Executive Vice President, Personal Systems Group, Hewlett-Packard Company	67	2007	Manufacturing, Technology, Supply-Chain Logistics, International Business	X	Compensation Executive Nominating (Chair)
Andrea Zulberti Former Managing Director, Barclays Global Investors (now Blackrock, Inc.)	63	2010	Finance, Technology, International Business	X	Audit

(2) Advisory Vote on Executive Compensation. We are asking stockholders to approve on an advisory basis our named executive officer compensation. The Board recommends a FOR vote because it believes that our compensation policies and practices are effective in achieving our company’s goals of recognizing sustained financial and operating performance and leadership excellence, and aligning our executives’ long-term interests with those of our stockholders.
(3) Ratification of Auditors. As a matter of good corporate governance, we are asking our stockholders to vote FOR the ratification of the selection of KPMG LLP as our independent auditors for 2015.

2014 Executive Compensation Elements

Type		Form	Terms
Equity	•	Stock Options	Options generally vest 20% on the first anniversary of the grant date and 1/60th per month thereafter.
	•	Restricted Stock Awards	RSAs generally vest 20% per year while employed.
	•	Restricted Stock Units	Long-Term Incentive RSUs generally cliff vest after three years, contingent upon achievement of three-year company performance measures and continuous employment during the three-year period.
Cash	•	Salary	Generally eligible for annual increases.
	•	Profit Sharing Bonus	Based on achievement of company fiscal year performance goals and individual performance.
	•	LTI Transition Bonus
Awarded to all executives for fiscal 2012 and fiscal 2013 and to newly appointed executives for the first two years after they start participating in the company’s executive compensation program, as part of the implementation of the Long-Term Incentive RSUs program in December 2011. Eligibility is based on the same criteria as Profit Sharing Bonuses.

Other	•	Benefits	Medical, Dental and Vision Insurance, Life Insurance, 401(k) contributions.

2014 Summary Compensation Table

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(4)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Kevin Murai
President, Chief Executive Officer, and Director	2014	608,654	—	3,967,383	1,000,149	1,982,649	88	7,558,923
	2013	600,000	—	953,970	799,986	1,967,568	—	4,321,524
	2012	600,000	—	1,106,913	760,178	1,784,400	—	4,251,491
Peter Larocque
President, North American Technology Solutions	2014	441,274	—	521,114	300,041	1,176,635	5,234	2,444,298
	2013	435,000	—	521,273	249,994	1,141,189	1,200	2,348,656
	2012	429,500	—	611,606	337,563	1,034,952	3,475	2,417,096
Dennis Polk
Chief Operating Officer and Director	2014	441,274	—	521,114	300,041	1,249,938	5,927	2,518,294
	2013	435,000	—	521,273	249,994	1,241,189	1,200	2,448,656
	2012	429,500	—	611,606	237,550	1,034,952	1,200	2,314,808
Marshall Witt
Chief Financial Officer	2014	414,423	—	304,189	225,021	751,854	1,243	1,696,730
	2013	246,154	300,000	634,207	—	351,436	156,374	1,688,171
Christopher Caldwell(3)
Executive Vice President and President of Concentrix Corporation	2014	405,291	—	1,330,199	250,028	796,326	1,220	2,783,064

(1)
Amounts listed in these columns represent the grant date fair value of stock awards and option awards recognized by us under FASB ASC Topic 718, disregarding estimated forfeitures, for fiscal year ended November 30, 2014, rather than amounts realized by the named individuals. For valuation assumptions used to calculate the fair value of our stock and option awards, see Note 5 “Share-Based Compensation” included in our Annual Report on Form 10-K for fiscal year ended November 30, 2014. In prior years we had disclosed the compensation expense of stock awards and option awards recognized under ASC 718.  We have revised the prior year reported amounts to reflect the grant date fair value of stock and option awards. See 2014 Summary Compensation Table and related notes on page 34 for additional information.

(2)
Represents performance-based bonus awards under our Profit Sharing Plan earned in fiscal 2014, but paid in 2015, and, in the cases of Mr. Witt and Mr. Caldwell, LTI program transitional bonuses as follows and calculated as described in the Compensation Discussion and Analysis beginning on page 21. Mr. Witt received $563,890 under our Profit Sharing Plan and an LTI transition bonus of $187,964 and Mr. Caldwell received $622,245 under our Profit Sharing Plan and an LTI transition bonus of $174,081.

(3)	Mr. Caldwell was appointed our Executive Vice President and President of Concentrix Corporation effective February 2014.

(4)
The amount in this column with respect to Mr. Murai includes the grant date fair value of the annual equity grant of restricted stock, the annual LTI RSU grant, and a performance retention grant of 49,452 RSUs, a portion of which will vest upon the fourth and fifth anniversary of October 7, 2014, provided that Mr. Murai remains in continuous employment by SYNNEX through the vesting dates. An additional portion of the RSUs will vest on the fourth and fifth anniversary of the grant date provided that (i) Mr. Murai remains in continuous employment by SYNNEX through the vesting dates and (ii) SYNNEX achieves on a cumulative basis certain EBITDA performance targets established by the Compensation Committee for each of the fiscal years ended November 30, 2014 through 2018.

The amount in this column with respect to Mr. Caldwell includes the grant date fair value of the annual equity grant of restricted stock, the annual LTI RSU grant, and a performance retention grant of 16,217 RSUs, which will vest in full on January 31, 2017 provided that (i) Mr. Caldwell remains in continuous employment by SYNNEX through the vesting date and (ii) Concentrix Corporation achieves on a cumulative basis certain EBITDA performance target established by the Compensation Committee for any 12-month period over the three-year period ending January 31, 2017.

SYNNEX CORPORATION
________________________________________
PROXY STATEMENT
________________________________________
INFORMATION CONCERNING VOTING AND SOLICITATION
This Proxy Statement is being furnished to you in connection with the solicitation by the Board of Directors of SYNNEX Corporation, a Delaware corporation, of proxies to be used at our 2015 Annual Meeting of Stockholders and any adjournments or postponements thereof (referred to herein as the Annual Meeting). Our Annual Meeting will be held at our offices at 44201 Nobel Drive, Fremont, California, at 10:00 a.m., Pacific Time, on March 24, 2015. This Proxy Statement and the accompanying form of proxy card are being mailed to stockholders on or about February 26, 2015.

Appointment of Proxy Holders
The Board asks you to appoint Kevin Murai, Dennis Polk and Simon Leung as your proxy holders to vote your shares at the Annual Meeting. You make this appointment by voting the enclosed proxy card using one of the voting methods described below.
If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this Proxy Statement. In the absence of your direction, they will vote your shares as recommended by the Board.
Unless you otherwise indicate on the proxy card, you also authorize your proxy holders to vote your shares on any matters not known by the Board at the time this Proxy Statement was printed and which, under our Bylaws, may be properly presented for action at the Annual Meeting.
Who Can Vote
Only stockholders who owned shares of our common stock at the close of business on February 9, 2015, the record date for the Annual Meeting, can vote at the Annual Meeting. As of the close of business on the record date, we had 39,510,791 shares of common stock outstanding and entitled to vote. Each holder of common stock is entitled to one vote for each share held as of the record date. There is no cumulative voting in the election of directors.
How You Can Vote
You may vote your shares at the Annual Meeting either in person, by mail or, if permitted by your bank or broker, by telephone or via the Internet as described below. Stockholders holding shares through a bank or broker should follow the voting instructions on the form of proxy card received from such bank or broker. The Board recommends that you vote by proxy, as it is not practical for most stockholders to attend the Annual Meeting. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person.
Voting by Mail. You may vote by proxy by dating, signing and returning your proxy card in the enclosed postage-prepaid return envelope.
Voting by Telephone and Internet. Depending upon your bank or broker, you may vote by telephone and Internet. Your bank or broker will provide further instructions if this method of voting is available.
Voting at the Annual Meeting of Stockholders. You may vote in person at the Annual Meeting. If you hold shares through a bank or broker, you must obtain a proxy, executed in your favor, from the bank or broker to be able to vote at the Annual Meeting. Voting by mail, telephone or Internet will not limit your right to vote at the Annual Meeting, if you decide to attend in person.

If you submit your proxy, but do not mark your voting preference, the proxy holders will vote your shares FOR the election of the nominees for director, FOR the approval of our executive compensation, and FOR the ratification of the appointment of independent registered public accountants.
Revocation of Proxies
Stockholders can revoke their proxies at any time before they are exercised in any of three ways:

•	by voting in person at the Annual Meeting;

•	by submitting written notice of revocation to the Corporate Secretary prior to the Annual Meeting; or

•	by submitting another properly executed proxy of a later date prior to the Annual Meeting.
Required Vote
Directors are elected by a plurality vote, which means that the ten nominees receiving the most affirmative votes will be elected. However, the Board has adopted a majority vote standard for director elections. As a result, if a director receives less than a majority of the votes cast for such director, the Board will review the totality of circumstances to evaluate the situation and is authorized to remedy the situation as it deems appropriate, including requesting that the affected director resign from the Board. All other matters submitted for stockholder approval require the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote.
A quorum, which is a majority of the outstanding shares as of the record date, must be present to hold the Annual Meeting. A quorum is calculated based on the number of shares represented by the stockholders attending in person and by their proxy holders. If you indicate an abstention as your voting preference, your shares will be counted toward a quorum but they will not be voted on the matter.
Abstentions on any matters are treated as shares present or represented and entitled to vote on that matter and have the same effect as a vote against such matter.
Brokers who hold shares of our common stock for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner. If a broker indicates on the enclosed proxy card or its substitute that such broker does not have discretionary authority to vote on a particular matter (broker non-votes), those shares will be considered as present for purposes of determining the presence of a quorum but will not be treated as shares entitled to vote on that matter. Note that, if you are a beneficial owner and do not provide specific voting instructions to your broker, the broker that holds your shares will not be authorized to vote on the election of directors, nor will the broker be authorized to vote on the proposals other than the ratification of the appointment of KPMG as the auditor for 2015. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the Annual Meeting.
Solicitation of Proxies
We are paying the cost of printing and mailing proxy materials. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and other employees by personal interview, telephone or facsimile. No additional compensation will be paid to these persons for solicitation. We will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of our common stock.

Important
Please promptly vote and submit your proxy by signing, dating and returning the enclosed proxy card in the postage-prepaid return envelope so that your shares can be voted. This will not limit your rights to attend or vote at the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS
Directors and Nominees
Our Bylaws currently provide that the number of directors which shall constitute the whole Board shall be fixed from time to time by the Board or our stockholders. We currently have authorized ten directors. At the Annual Meeting, ten persons will be elected as members of the Board, each for a one-year term or until their successors are elected and qualified. The Nominating and Corporate Governance Committee of the Board of Directors has nominated, and the Board has designated, the ten persons set forth below for election at the Annual Meeting. All of the nominees were elected at the SYNNEX 2014 Annual Meeting of Stockholders held on March 25, 2014. The proxies given to the proxy holders will be voted as directed and, if no direction is given, will be voted FOR the ten nominees. The Board knows of no reason why any of these nominees should be unable or unwilling to serve. However, if for any reason any nominee should be unable or unwilling to serve, the proxies will be voted for any nominee designated by the Board to fill the vacancy.
General
Pursuant to the New York Stock Exchange (NYSE) listing standards, a majority of the members serving on the Board must be independent directors. The Board has determined that Messrs. Breidenbach, Lee, Quesnel, Steffensen, Wurster and Zitzner and Ms. Zulberti have no material relationship with us and that each of these directors is an independent director. Certain additional information with respect to each nominee appears on the following pages, including their age (as of February 26, 2015), position (if any) with SYNNEX, business experience during at least the past five years and directorships of other publicly-owned corporations.
Business Experience of Nominees
Dwight Steffensen, 71, has served as a member of the Board since February 2002 and as Chairman of the Board since June 2010. He also served as Lead Director from March 2006 to June 2010. Mr. Steffensen served as the Chairman and Chief Executive Officer of Merisel, Inc. from February 1996 until August 2000. Prior to joining Merisel, Mr. Steffensen served as President and Chief Operating Officer at Bergen Brunswig Corporation, a healthcare company. Prior to the merger of Bergen Brunswig Corporation and Synergex Corporation, he served as President and Chief Executive Officer of Synergex. Mr. Steffensen is a member of the Board of Directors of OmniVision Technologies, Inc., where he chairs the Audit Committee and also serves on the Compensation Committee and the Corporate Governance and Nominating Committee. Mr. Steffensen received a Bachelor of Arts degree in Economics from Stanford University and is a certified public accountant (inactive). As a former executive officer and member of the Board of Directors of Merisel, Inc., one of our former competitors, and having been an Audit Committee financial expert during the time he served on our Audit Committee, we believe that Mr. Steffensen contributes his leadership skills, industry knowledge, finance background, and business experience to the Board. In addition, we believe that Mr. Steffensen’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity.
Kevin Murai, 51, our President and Chief Executive Officer and a Director, joined us in March 2008. He served as Co-Chief Executive Officer until December 2008. Prior to SYNNEX, Mr. Murai was employed for 19 years at Ingram Micro Inc., during which he served in several executive management positions, including most recently as President, Chief Operating Officer and a member of the Board of Directors. Currently, he serves on the Board of Directors for StanCorp Financial Group, Inc., the Global Technology Distribution Council, and also serves on the Dean’s Advisory Council of the University of Waterloo. He holds a Bachelor of Applied Science degree in Electrical Engineering from the University of Waterloo in Ontario, Canada. As a former executive officer and member of the Board of Directors of Ingram Micro, one of our competitors, we believe that Mr. Murai contributes his leadership skills, industry knowledge, technology background, and business experience to the Board. We believe it is also important that the Chief Executive Officer serve on the Board. In addition, we believe that Mr. Murai’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity.

Fred Breidenbach, 68, has served as a member of the Board since February 2003. Mr. Breidenbach has had his own consulting firm of FA Breidenbach & Associates, LLC since November 1997. Prior to that, he served as the President and Chief Operating Officer of Gulfstream Aerospace Corporation, an aviation company, from 1993 to 1997. Prior to joining Gulfstream, Mr. Breidenbach spent 25 years in various positions at General Electric Company, including five years as an officer of the General Electric Company and two years as President, GE Aerospace Asia Pacific, responsible for business development and Asian operations. Mr. Breidenbach received a Bachelor of Science degree in Industrial Engineering from Pennsylvania State University and a Master of Business Administration from Xavier University. As a former executive officer of Gulfstream Aerospace Corporation and General Electric Company, we believe that Mr. Breidenbach contributes his leadership skills, GE related corporate discipline, Asia Pacific knowledge, technology background, and business experience to the Board. In addition, we believe that Mr. Breidenbach’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity.
Hau Lee, 62, has served as a member of the Board since February 2012. Dr. Lee is the Thoma Professor of Operations, Information and Technology at the Graduate School of Business at Stanford University. He is the Co-Director of the Stanford Value Chain Innovation Initiative. Dr. Lee was elected to the National Academy of Engineering of the U.S.; Fellow of Manufacturing and Service Operations Management; Production and Operations Management Society; and INFORMS. He is a co-founder of DemandTec, Inc. Dr. Lee has served on the Board of Directors of Pericom Semiconductor since 2000 where he is Chairman of the Compensation Committee and is a member of the Audit Committee. Dr. Lee received his Bachelor of Social Science degree in Economics and Statistics from the University of Hong Kong, his Master of Science degree in Operational Research from the London School of Economics, and his Master of Science and Doctor of Philosophy degrees in Operations Research from the Wharton School of the University of Pennsylvania. As a professor in supply chain management, we believe that Dr. Lee contributes his leadership skills, supply chain and technology background, and business experience to the Board. In addition, we believe that Dr. Lee’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity.
Matthew Miau, 68, has served as the chairman of our Board since 1992 and as a non-executive employee since 2001. In connection with Mr. Huang’s retirement and election as Chairman of the Board, Mr. Miau assumed the position of Chairman Emeritus of the Board in December 2008. Mr. Miau is the Chairman of the Board of Directors of MiTAC International Corporation, MiTAC Incorporated, Synnex Technology International Corp., UPC Technology Corp. and Lien Hwa Industrial Corp.; these directorships are all MiTAC group related. He is also a member of the Board of Directors of the Institute for Information Industry in Taiwan. SYNNEX is the only company which is US-publicly traded or otherwise subject to the periodic reporting requirements of the SEC for which Mr. Miau serves as a director. Mr. Miau received a Bachelor of Science degree in Electrical Engineering/Computer Science from the University of California, Berkeley and a Master of Business Administration degree from Santa Clara University. As the Chairman of the Board of MiTAC Holdings Corporation, we believe that Mr. Miau contributes his leadership skills, distribution, contract manufacturing and Asia Pacific knowledge, finance and technology background, and business experience to the Board. In addition, we believe that Mr. Miau’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity.
Dennis Polk, 48, has served as a member of the Board since February 2012. Mr. Polk joined SYNNEX in 2002 as Senior Vice President of Corporate Finance and in the same year became Chief Financial Officer. In 2006, he was promoted to Chief Operating Officer. Mr. Polk serves on the Board of Directors of Terreno Realty Corporation. At Terreno, Mr. Polk serves on the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee.  Before joining SYNNEX, Mr. Polk held executive positions at DoveBid Inc., a capital asset disposition services firm and Savoir Technology Group, Inc., a computer systems distributor and contract manufacturer.  Mr. Polk started his career at Grant Thornton LLP, where he exited as an Audit Manager.  A graduate of Santa Clara University, Mr. Polk received his Bachelor's Degree in Accounting and is a Certified Public Accountant. As a current executive officer of SYNNEX and prior distribution and contract manufacturer executive, we believe that Mr. Polk contributes his leadership skills, distribution and operations knowledge, finance background, and business experience to the Board. In addition, we believe that Mr. Polk’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity.

Gregory Quesnel, 66, has served as a member of the Board since September 2005. Mr. Quesnel served as President and Chief Executive Officer and a member of the Board of Directors of CNF Inc. from 1998 until his retirement in July 2004. Prior to that, he served as Executive Vice President and Chief Financial Officer of CNF Inc. He joined CNF Inc. in 1975 following several years of professional experience with major corporations in the petroleum and wood products industries. Mr. Quesnel serves on the Boards of Directors of Potlatch Corporation and Ross Stores, Inc. At Potlatch Mr. Quesnel serves as the Chairman of the Finance Committee and also a member of the Audit Committee, Executive Compensation and Personnel Policies Committee, and the Nominating and Corporate Governance Committee. Mr. Quesnel serves as the Chairman of the Audit Committee for Ross Stores and also serves on its Nominating and Corporate Governance Committee. Mr. Quesnel received a Bachelor of Science degree in Finance from the University of Oregon and holds a Master of Business Administration from the University of Portland. As a former executive officer and member of the Board of Directors of CNF Inc. and an Audit Committee financial expert, we believe that Mr. Quesnel contributes his leadership skills, transportation and logistics knowledge, finance background, and business experience to the Board. In addition, we believe that Mr. Quesnel’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity.
Thomas Wurster, 62, has served as a member of the Board since February 2012. Mr. Wurster is a former Senior Partner and Managing Director with The Boston Consulting Group (BCG), a leading global management consulting firm, where he most recently led the West Coast. In the past, he has served as a member of BCG's Senior Officer Selection Committee, Officer Development Committee, and Americas Management Team. In addition, he has led both the Los Angeles and San Francisco offices of BCG. Mr. Wurster joined BCG in 1978 and was elected Vice President and Director in 1985. Mr. Wurster is currently an Adjunct Professor of Strategy at the UCLA Anderson School of Management and a Lecturer in Management at the Stanford Graduate School of Business. He has also taught at the Yale School of Management as an Adjunct Professor of Strategy and Organization. He has more than thirty-five years of experience consulting to leading companies with a specialization in technology and media. Mr. Wurster is co-author of the book Blown to Bits (The Harvard Business School Press, 2000) on how digital technologies change business strategy. Mr. Wurster received a Bachelor of Arts degree in Economics and Mathematics from Cornell University with distinction and was elected to Phi Beta Kappa. He received his Master of Business Administration degree with honors from the University of Chicago and received his Doctor of Philosophy degree in economics from Yale University. We believe that Mr. Wurster contributes his leadership skills and corporate and business unit strategy development, organization design, merger integration planning and implementation, marketing and sales, operations, and IT distribution background and experience to the Board. In addition, we believe that Mr. Wurster’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity.
Duane Zitzner, 67, has served as a member of the Board since May 2007. Mr. Zitzner has served as Interim Chief Executive Officer of National ICT Australia Limited (NICTA) since December 2014. He also has had his own consulting firm since January 2005. Prior to that, he served as the Executive Vice President of the Personal Systems Group at Hewlett-Packard Company from 2002 until his retirement in December 2004. Prior to his appointment as Executive Vice President at Hewlett-Packard Company, Mr. Zitzner spent several years in various executive positions at Hewlett-Packard Company, including three years as President of Computing Systems and three years as Vice President and General Manager of the Personal Systems Group. Mr. Zitzner received a Bachelor of Science degree in Mathematics from the University of Wisconsin – Madison and did advanced studies in Computer Science at the University of Minnesota – Twin Cities. As a former executive officer of Hewlett-Packard Company, we believe that Mr. Zitzner contributes his leadership skills, industry knowledge, technology background, and business experience to the Board. In addition, we believe that Mr. Zitzner’s membership on the Board of helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity.
Andrea Zulberti, 63, has served as a member of the Board since September 2010. Ms. Zulberti is retired from Barclays Global Investors (now Blackrock, Inc.), one of the world’s largest investment management and advisory companies, after a 14-year career in various executive positions, including Managing Director, Chief Financial Officer, Head of Global Risk Management and Head of Global Operations. From April 2005 to June 2011, Ms. Zulberti served on the Board of Trustees of ProLogis, a NYSE-traded REIT. During her tenure at ProLogis, she was a member of ProLogis’ Audit Committee and Finance and Investment Committee and chaired its Management Development and Compensation Committee. Prior to Barclays Global Investors, Ms. Zulberti’s earlier business roles included co-founding a real estate syndication firm and financial management experience in various industries, including transportation and marketing consultancy. Ms. Zulberti graduated with honors with a

Bachelor of Science degree in Business Administration from California State University at Hayward (now California State University East Bay). Ms. Zulberti is a certified public accountant (inactive) and a member of the California Society of Certified Public Accountants. As a former executive officer of Barclays Global Investors and former member of the Board of Trustees, Audit Committee and Finance and Investment Committee of ProLogis, we believe that Ms. Zulberti contributes her leadership skills, finance, background, and business experience to the Board. In addition, we believe that Ms. Zulberti’s membership on the Board helps to achieve the objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity.
There are no family relationships among any of our directors or executive officers.
Vote Required
The ten nominees for director receiving the highest number of affirmative votes will be elected as directors. However, the Board has adopted a majority vote standard for director elections. As a result, if a director receives less than a majority of the votes cast for such director, the Board will evaluate the situation and is authorized to remedy the situation as it deems appropriate, including requesting that the affected director resign from the Board. Unless marked to the contrary, proxies received will be voted “FOR” the nominees.
The Board recommends a vote FOR the election
of the nominees set forth above as directors of SYNNEX.

CORPORATE GOVERNANCE
Organization of the Board of Directors
The Board held ten meetings during the fiscal year ended November 30, 2014. Each director attended at least 75% of the total regularly scheduled and special meetings held by the Board and the committees on which such director served during the director’s tenure in the last completed fiscal year. We do not require the Chairman of the Board to attend all committee meetings; nonetheless, he did attend all Board and at least 75% of the total committee meetings during the last completed fiscal year. We do not have a policy regarding directors’ attendance at the Annual Meeting. However, all members of the Board attended the 2014 Annual Meeting of Stockholders.
Our non-management directors meet in regularly scheduled executive sessions without the presence of management. The Chairman of the Board presides over each such Executive Session. Historically, our Chief Executive Officer has not served as our Chairman of the Board and we continue to separate the two positions. Separating the two positions ensures that our Chief Executive Officer is accountable for managing our company in close alignment with the interests of stockholders, eliminates the inherent conflict of interest that arises when the roles are combined, promotes oversight of risk and can serve as a conduit for regular communication with stockholders.
The Board has established four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Executive Committee. In addition, from time to time, the Board establishes non-standing committees to address matters that may arise during periods between regularly scheduled meetings and/or specific issues not fully applicable to one of the standing committees. The Board has determined that all members of the Audit, Compensation, and Nominating and Corporate Governance Committees meet the independence standards of the NYSE and rules and regulations of the Securities and Exchange Commission (SEC). With respect to the Executive Committee, at least one half of the members of the Executive Committee meet the independence standards of the NYSE and rules and regulations of the SEC. In addition, each member of the Audit Committee is financially literate as defined by the Board and each member of the Audit and Compensation Committees meet the heightened independence standards of the NYSE and rules and regulations of the SEC applicable to members of these committees. The Board has approved a charter for each of these standing committees, which can be found on our website at www.synnex.com. Our corporate governance guidelines and ethical business conduct, which are applicable to our principal executive, financial and accounting officers, directors and employees, are also available on or through our website at www.synnex.com and are available in print to any stockholder upon request. We intend to post any amendments to the corporate governance guidelines or code of ethics on our website.
The following lists the four standing committees and their current members who are director nominees.

Audit Committee
Number of Members:	3
Members:	Hau Lee
Gregory Quesnel, Chairman and Audit Committee Financial Expert
Andrea Zulberti, Audit Committee Financial Expert
Number of Meetings in fiscal year ended November 30, 2014:	9

Functions:
The Audit Committee provides assistance to the Board in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by our independent registered public accountants and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The Audit Committee also oversees the audit efforts of our independent registered public accountants and takes those actions as it deems necessary to satisfy itself that the accountants are independent of management.
The Audit Committee is responsible for reviewing the framework by which management discusses our risk profile and risk exposures with the full board and its committees. The Audit Committee meets regularly with our President and Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Vice President of Internal Audit, independent auditor, General Counsel, Corporate Controller, and other members of senior management to discuss our major financial risk exposures, financial reporting, internal controls, credit and liquidity risk, compliance risk, key operational risks, and risk management framework and programs. Other responsibilities include at least annually reviewing the implementation and effectiveness of our compliance and ethics program and our business continuity plan and test results. The Audit Committee meets regularly in separate executive session with the Vice President of Internal Audit and independent auditor, as well as with committee members only, to facilitate a full and candid discussion of risk and other issues.

Compensation Committee
Number of Members:	3
Members:	Fred Breidenbach, Chairman
Thomas Wurster
Duane Zitzner
Number of Meetings in fiscal year ended November 30, 2014:	7
Functions:
The Compensation Committee reviews and determines our general compensation policies and the compensation provided to our officers, including targets for annual and long-term bonus plans. The Compensation Committee also reviews, determines and approves bonuses for our officers and other employees. In addition, the Compensation Committee reviews, administers and approves equity-based compensation for our officers and employees and administers our stock option plans and employee stock purchase plan.
The Compensation Committee is responsible for overseeing human capital and compensation risks, including evaluating and assessing risks arising from our compensation policies and practices for all employees and ensuring executive compensation is aligned with performance. The Compensation Committee also is charged with monitoring our incentive and equity-based compensation plans, including employee pension and benefit plans.

Nominating and Corporate Governance Committee
Number of Members:	3
Members:	Fred Breidenbach
Thomas Wurster
Duane Zitzner, Chairman
Number of Meetings in fiscal year ended November 30, 2014:	6
Functions:
The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board regarding candidates for directorships and the size, director qualifications, and composition of the Board, director compensation, including equity compensation, and for overseeing our corporate governance guidelines and reporting and making recommendations to the Board concerning corporate governance matters. In addition, the Nominating and Corporate Governance Committee is responsible for considering nominations by stockholders.
The Nominating and Corporate Governance Committee oversees risks related to our overall corporate governance, including board and committee composition, board size and structure, director independence, and our corporate governance profile and ratings. The Nominating and Corporate Governance Committee also is actively engaged in overseeing risks associated with succession planning for the board and management.

Executive Committee
Number of Members:	5
Members:	Fred Breidenbach
Kevin Murai, Chairman
Gregory Quesnel
Dwight Steffensen
Duane Zitzner
Number of Meetings in fiscal year ended November 30, 2014:	1
Functions:
The Executive Committee is responsible for performing the functions of the Board when there is a critical need for prompt review and action of the Board and it is impractical to arrange a meeting of the Board within the time reasonably available; and representing the full Board between regularly scheduled meetings and other matters that the Board of Directors may delegate to the Executive Committee from time to time.

The Board of Directors’ Role in Risk Oversight
The Board recognizes the importance of effective risk oversight in running a successful business and in fulfilling its fiduciary responsibilities to SYNNEX and our stockholders. While the Chief Executive Officer and other members of our senior management team are responsible for the day-to-day management of risk, the Board is responsible for ensuring that an appropriate culture of risk management exists within our company and for setting the right “tone at the top,” overseeing our aggregate risk profile, and assisting management in addressing specific risks, such as strategic and competitive risks, financial risks, brand and reputation risks, legal risks, regulatory risks, and operational risks.
The Board believes that the current leadership structure best facilitates this oversight of risk by combining independent leadership, through an independent Chairman of the Board, independent board committees, and majority independent board composition, with an experienced Chief Executive Officer who has intimate knowledge of our business, history, and the complex challenges that arise. The Chief Executive Officer’s in-depth understanding of these matters and involvement in the day-to-day management of our company uniquely positions him to promptly identify and raise key business risks to the Board, call special meetings of the Board when necessary to address critical issues, and focus the Board’s attention on areas of concern. The Chairman of the Board, independent committee chairs and other directors also are experienced professionals or executives who can and do raise issues for board consideration and review, and are not hesitant to challenge management. The Board believes there is a well-functioning and effective balance between the Chairman of the Board, non-executive board members and the Chief Executive Officer, which enhances risk oversight.
In addition, while we retain an independent Chairman of the Board, the Board believes that the Chairman of Board should not serve on the Audit Committee, Compensation Committee or the Nominating and Corporate Governance Committee. As such, our current Chairman of the Board, Mr. Steffensen, has not served on any of the independent committees since our 2011 Annual Meeting of Stockholders.
The Board exercises its oversight responsibility for risk both directly and through three of its standing committees. Throughout the year, the Board and each committee spend a portion of their time reviewing and discussing specific risk topics. The full Board is kept informed of each committee’s risk oversight and related activities through regular oral reports from the committee chairs, and committee meeting minutes are available for review by all directors. Strategic, operational, financial and competitive risks also are presented and discussed at the Board’s quarterly meetings, and more often as needed. On at least an annual basis, the Board conducts a review of our long-term strategic plans and members of senior management report on our top risks and the steps management has taken or will take to mitigate these risks. In addition, at each quarterly meeting, or more often as necessary, the General Counsel updates the Board on material legal and regulatory matters. On a regular basis between Board meetings, our Chief Executive Officer and/or other executive officers provide written reports to the Board on the critical issues we face and recent developments in our principal operating areas. These reports may include a discussion of business risks as well as a discussion regarding enterprise risk.
Director Orientation and Continuing Education
We provide directors with an orientation and education program to familiarize them with our business operations and plans, industry trends and corporate governance practices, as well as ongoing education on issues facing us and on subjects that would assist the directors in discharging their duties. Directors also are encouraged to attend courses provided by outside organizations covering various governance matters, best practices, and issues of concern to directors of publicly-traded companies. It is our policy that directors are to share with the Board or fellow committee members what they have learned.
Director Nominations
The Board nominates directors for election at each Annual Meeting of Stockholders and elects new directors to fill vacancies when they arise. The Nominating and Corporate Governance Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the Board for nomination or election.
The Nominating and Corporate Governance Committee has a policy and process regarding consideration of director candidates recommended by stockholders. The Nominating and Corporate Governance Committee reviews suggestions for director candidates recommended by stockholders and considers such candidates for recommendation based upon an appropriate balance of knowledge, experience and capability. The assessment of candidates include the candidates’ relevant industry experience, general business experience, relevant financial experience, interpersonal and communication skills, as well as the candidates’ roles and contributions that are valuable to the business community, personal qualities of leadership, character, judgment and whether the candidate possesses and maintains throughout service on the Board a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards. In addition to considering an appropriate balance of knowledge, experience and capability, the Board has as an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, skills and other individual qualities that contribute to Board heterogeneity. The Nominating and Corporate Governance Committee selects candidates for director based on their character, judgment, diversity of experience and backgrounds, relevance of experience, business acumen, interpersonal and communication skills, and ability to act on behalf of all stockholders. The Nominating and Corporate Governance Committee believes that nominees for director should have experience, such as experience in management or accounting and finance, or industry and technology knowledge, that may be useful to SYNNEX and the Board, high personal and professional ethics, and the willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. The Nominating and Corporate Governance Committee believes it appropriate for at least one, and, preferably, multiple, members of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and for a majority of the members of the Board of Directors to meet the definition of “independent director” under the rules of the NYSE. The Nominating and Corporate Governance Committee also believes it appropriate for certain key members of our management to participate as members of the Board.
Prior to each Annual Meeting of Stockholders, the Nominating and Corporate Governance Committee identifies nominees first by reviewing the current directors whose terms expire at such Annual Meeting of Stockholders and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including each candidate’s demonstrated prior service as a director, and the needs of the Board with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the Nominating and Corporate Governance Committee determines not to nominate the director, or a vacancy is created on the Board as a result of a resignation, an increase in the size of the Board or other event, the Nominating and Corporate Governance Committee will consider various candidates for Board membership, including those suggested by the Nominating and Corporate Governance Committee members, by other Board members, by any executive search firm engaged by the Nominating and Corporate Governance Committee and by stockholders. A stockholder who wishes to suggest a prospective nominee for the Board should notify our Corporate Secretary, any member of the Nominating and Corporate Governance Committee, or the persons referenced below in “Communications with the Board of Directors” in writing with any supporting material the stockholder considers appropriate.
In addition, our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board at an Annual Meeting of Stockholders. In order to nominate a candidate for director, a stockholder must give timely notice in writing to our Corporate Secretary and otherwise comply with the provisions of our Bylaws. To be timely, our Bylaws provide that we must have received the stockholder’s notice not less than 120 days prior to the scheduled date of such meeting. However, if notice or prior public disclosure of the date of the Annual Meeting of Stockholders is given or made to stockholders less than 100 days prior to the meeting date, we must receive the stockholder’s notice by the close of business on the 7th day after the earlier of the day we mailed notice of the Annual Meeting of Stockholders date or provided such public disclosure of the meeting date. Information required by our Bylaws to be in the notice include the name and contact information for the candidate and the person making the nomination and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934 and the related rules and regulations under that Section.
Stockholder nominations must be made in accordance with the procedures outlined in, and include the information required by, our Bylaws and must be addressed to: Corporate Secretary, SYNNEX Corporation, 44201 Nobel Drive, Fremont, California 94538. You can obtain a copy of our Bylaws by writing to the Corporate Secretary at this address.

Communications with the Board of Directors
The Board has a process for stockholders and other interested persons to send communications to directors. If you wish to communicate with the Board as a whole or to non-management directors, you may send your communication in writing to: Gregory Quesnel, Chairman of the Audit Committee, SYNNEX Corporation, 44201 Nobel Drive, Fremont, California 94538 or Jorge A. del Calvo, Pillsbury Winthrop Shaw Pittman LLP, 2550 Hanover Street, Palo Alto, California 94304. You must include your name and address in the written communication and indicate whether you are a stockholder of SYNNEX or other interested person. Messrs. Quesnel or del Calvo will review any communication received from a stockholder or other interested person, and all material communications from stockholders or other interested persons will be forwarded to the appropriate director or directors or Board committee based on the subject matter.

Directors’ Compensation Table
The following tables set forth the compensation amounts paid to each non-executive director for their service in fiscal year ended November 30, 2014:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(2)	Total ($)
Fred Breidenbach	103,694	89,993	—	193,687
Hau Lee	84,731	89,993	—	174,724
Matthew Miau	74,731	89,993	—	164,724
Gregory Quesnel	100,682	89,993	—	190,675
Dwight Steffensen	144,731	89,993	—	234,724
Thomas Wurster	91,731	89,993	—	181,724
Duane Zitzner	99,707	89,993	—	189,700
Andrea Zulberti	84,731	89,993	—	174,724
__________

(1)
Amounts listed in these columns represent the compensation expense of stock awards and option awards recognized by us under Accounting Standards Codification 718, “Compensation—Stock Compensation,” (ASC 718) for the fiscal year ended November 30, 2014 rather than the amounts realized by the named individuals. See Note 5 “Share-Based Compensation” for our valuation assumptions for this expense included in our Annual Report on Form 10-K for fiscal year ended November 30, 2014. The grant date fair value of the stock awards granted to each non-executive director during fiscal year ended November 30, 2014 was $67.31.

(2)	The table below sets forth the aggregate number of stock awards that have not vested and option awards that are outstanding held by our non-employee directors as of November 30, 2014.

Name	Stock Awards	Option Awards
Fred Breidenbach	334	—
Hau Lee	334	10,000
Matthew Miau	334	—
Gregory Quesnel	334	—
Dwight Steffensen	334	5,000
Thomas Wurster	334	10,000
Duane Zitzner	334	10,000
Andrea Zulberti	334	10,000

Narrative to Directors’ Compensation Table
The compensation and benefit program for non-executive directors is designed to achieve the following goals: (1) compensation should fairly pay directors for work required of directors serving an entity of our size and scope; (2) compensation should align directors’ interests with the long-term interests of stockholders; and (3) the structure of the compensation should be transparent and easy for stockholders to understand. We review director compensation every year.
Based on a study performed by our compensation consultant Compensia in July 2014, we modified our director fees effective July 28, 2014 to reflect compensation practices among our peers, which are listed on page 32. Prior to July 28, 2014, each non-executive director received an annual cash retainer fee of $30,000 and an additional $2,000 for each meeting of the Board attended. The Chairman of the Board received an annual cash retainer fee of $100,000. Committee chair annual fees were as follows: Compensation, $7,500; Nominating and Corporate Governance, $5,000; and Audit, $10,000. Committee meeting attendance fees were $2,000 per in-person meeting and $1,000 per telephonic or other similar meeting. Under our prior director fee structure, following each Annual Meeting of Stockholders, each of our continuing non-executive directors was awarded the equivalent value of $90,000 of restricted stock.
Effective July 28, 2014, non-employee director fees consist of an annual retainer of $85,000 payable quarterly and an annual restricted stock grant under the 2013 Stock Incentive Plan valued at approximately $115,000. The annual grant is prorated based upon the expected service period between the director’s service commencement date and the immediately following Annual Meeting of Stockholders. The valuation of the stock price in determining the number of shares of restricted stock shall be based upon the closing price on the first trading day following the director’s appointment or election and shall vest quarterly based upon our fiscal quarter. Meeting fees and committee membership fees were eliminated. The chair of the Audit Committee receives a retainer of $20,000 payable quarterly in advance. The chair of the Compensation Committee receives a retainer of $15,000 payable quarterly in advance and the chair of the Nominating and Corporate Governance Committee receives a retainer of $10,000 payable quarterly in advance. The non-executive Chairman of the Board of Directors receives an additional cash retainer of $70,000 payable quarterly in advance. All directors are reimbursed for their reasonable out-of-pocket expenses in serving on the Board or any committee of the Board.
We request each current member of the Board, who was elected prior to the 2010 Annual Meeting of Stockholders, to hold an equity position in SYNNEX of the equivalent value of at least $250,000 of common stock, whether vested or unvested, or vested in-the-money stock options on the date of each Annual Meeting of Stockholders, commencing on the 2012 Annual Meeting of Stockholders. For any director elected after the 2010 Annual Meeting of Stockholders we request that he or she hold an equity position in SYNNEX of the equivalent value of at least $250,000 of common stock, whether vested or unvested, or vested in-the-money stock options on the date of each Annual Meeting of Stockholders, commencing on the third Annual Meeting of Stockholders held following his or her initial election.
In fiscal year ended November 30, 2014, Matthew Miau received the standard retainer, applicable meeting attendance fees and equity compensation the same as other outside directors, as approved by the Nominating and Corporate Governance Committee. Also, as a non-executive employee, Mr. Miau received other employee benefits, such as medical, dental and life insurance. Any future compensation payable to Mr. Miau will be based upon the approval of the Nominating and Corporate Governance Committee, which is composed of disinterested members of the Board of Directors.

Compensation Committee Interlocks and Insider Participation
Fred Breidenbach (Chairman), Thomas Wurster and Duane Zitzner served as members of the Compensation Committee for the fiscal year ended November 30, 2014. None of the members of the Compensation Committee has served as an officer or been an employee of SYNNEX and we do not have any related person transactions with any of the members of the Compensation Committee. In addition, the Board has determined that Messrs. Breidenbach, Wurster and Zitzner have no material relationship with us, that each of these directors is an independent director and that each of these directors meets the heightened independence standards applicable to members of the Compensation Committee. None of our executive officers serves on the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Overview
We have a business relationship with MiTAC International Corporation (MiTAC International), a publicly-traded company in Taiwan that began in 1992 when it became our primary investor through its affiliates. In September 2013, MiTAC Holdings Corporation (MiTAC Holdings) was established through a stock swap from MiTAC International and became a publicly traded company on the Taiwan Stock Exchange. MiTAC International is now a wholly owned subsidiary of MiTAC Holdings. As of February 9, 2015, MiTAC Holdings and its affiliates beneficially owned approximately 24.9% of our common stock. Matthew Miau, our Chairman Emeritus of the Board of Directors and a director, is the Chairman of MiTAC Holdings and a director or officer of MiTAC Holdings’ affiliates. As a result, MiTAC Holdings generally has significant influence over us and over the outcome of all matters submitted to stockholders for consideration, including any of our mergers or acquisitions. Among other things, this could have the effect of delaying, deterring or preventing a change of control over us.
Until July 31, 2010, we worked with MiTAC Holdings on OEM outsourcing and jointly marketed MiTAC Holdings’ design and electronic manufacturing services and our contract assembly capabilities. On July 31, 2010, MiTAC Holdings purchased certain assets related to the contract assembly business including inventory and customer contracts, primarily related to customers then being jointly serviced by MiTAC Holdings and us. During the fiscal years ended November 30, 2014 and 2013, we recorded $0.11 million and $3.1 million in service fees earned, reimbursements for facilities and overhead costs.
We purchased inventories from MiTAC Holdings and their affiliates totaling $102.8 million, $31.4 million and $15.3 million during fiscal years 2014, 2013 and 2012, respectively. Our sales to MiTAC Holdings, and its affiliates during fiscal years 2014, 2013 and 2012 totaled $4.1 million, $4.4 million and $2.7 million, respectively. Most of the purchases and sales in 2014, 2013 and 2012 were pursuant to the agreements mentioned under the heading “Agreements with MiTAC Holdings” below.
Our business relationship with MiTAC Holdings and its affiliates has been informal and is not governed by long-term commitments or arrangements with respect to pricing terms, revenue or capacity commitments.
We negotiate pricing and other material terms on a case-by-case basis with MiTAC Holdings. While MiTAC Holdings is a related party and a controlling stockholder, we believe that the significant terms under our arrangements with MiTAC Holdings, including pricing, will not materially differ from the terms we could have negotiated with unaffiliated third parties, and we have adopted a policy requiring that material transactions with MiTAC Holdings or its related parties be approved by its Audit Committee, which is composed solely of independent directors. In addition, Matthew Miau’s compensation is approved by the Nominating and Corporate Governance Committee, which is also composed solely of independent directors.
Beneficial Ownership of our Common Stock by MiTAC Holdings
As noted above, MiTAC Holdings and its affiliates in the aggregate beneficially owned approximately 24.9 of our common stock as of February 9, 2015. These are owned by the following MiTAC affiliates:

MiTAC Affiliate	Shares
MiTAC Holdings(1)	5,551,764
Synnex Technology International Corporation (2)	4,282,895
Total	9,834,659

(1)
Shares held via Silver Star Developments Ltd., a wholly-owned subsidiary of MiTAC International. Excludes 371,588 shares directly held by Matthew Miau and 223,730 shares indirectly held by Mathew Miau through a charitable remainder trust.

(2)
Synnex Technology International Corp. ("Synnex Technology International") is a separate entity from us and is a publicly-traded corporation in Taiwan. Shares are held via Peer Development Ltd., a wholly-owned subsidiary of Synnex Technology International. MiTAC Holdings owns a noncontrolling interest of 8.7% in MiTAC Incorporated, a privately-held Taiwanese company, which in turn holds a noncontrolling interest of 13.6% in Synnex Technology International. Neither MiTAC Holdings nor Mr. Miau is affiliated with any person(s), entity, or entities that hold a majority interest in MiTAC Incorporated.

While the ownership structure of MiTAC Holdings and its affiliates is complex, it has not had a material adverse effect on our business in the past, and we do not expect it do so in the future.
Synnex Technology International is a publicly-traded corporation in Taiwan that currently provides distribution and fulfillment services to various markets in Asia and Australia, and is also our potential competitor. Neither MiTAC Holdings nor Synnex Technology International is restricted from competing with us.
Agreements with MiTAC Holdings
We have entered into several additional agreements with affiliates of MiTAC Holdings. These agreements do not constitute contracts or obligations by any party to purchase products or services from the other parties, nor do they restrict our ability to conduct our business, except where so noted below. Accordingly, we do not believe that the termination of any of these agreements would have a material adverse effect on our business. Pursuant to these agreements, the terms for contracted services or purchased products are individually negotiated and, if agreed upon by the parties, such terms are included in a purchase order. We believe that the terms of each of these agreements are materially no less favorable to us than the terms we could have negotiated with unaffiliated third parties. In the fiscal year ended November 30, 2014, we paid an aggregate of approximately $101.5 million to MiTAC Holdings, most of which was paid pursuant to the agreements described below.
Distribution Agreement. In April 2009, we entered into a distribution agreement with MiTAC Digital Corp. Pursuant to the agreement, we may purchase certain MiTAC Digital products for distribution in the United States. The agreement has an initial term of one year and automatically renews for subsequent one year terms. The agreement may be terminated without cause by either party upon 90 days prior written notice of termination to the other party.
Distribution Agreement—Stocking. In October 2006, we entered into a distribution and stocking agreement with MiTAC International. Pursuant to the agreement, we may purchase certain MiTAC International products for distribution in the United States. The agreement had an initial term of one year and automatically renews for subsequent one year terms. The agreement may be terminated without cause either by the mutual written agreement of both parties or by either party without cause upon 30 days prior written notice of termination to the other party.
Manufacturing Supply Agreement. In October 2014, our subsidiary Hyve Solutions Corporation and its affiliates and subsidiaries entered into a manufacturing supply agreement with MiTAC Computing Technology Corporation. Pursuant to the agreement, Hyve Solutions may purchase and use certain MiTAC Computing Technology products to fulfill manufacturing contracts for third party customers worldwide. The agreement has an initial term of one year and automatically renews for subsequent one year terms. The agreement may be terminated without cause by the mutual written agreement of both parties or by either party without cause upon 30 days prior written notice of termination to the other party.
Policies and Procedures for Approving Related Party Transactions
We have adopted a policy requiring material transactions relating to related party transactions to be approved by the Audit Committee, which is composed of disinterested members of the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information as of February 9, 2015, as to shares of our common stock beneficially owned by: (i) each person who is known by us to own beneficially more than 5% of our common stock, (ii) each of our executive officers listed in the 2014 Summary Compensation Table on page 34, (iii) each of our directors and (iv) all our current directors and executive officers as a group. Unless otherwise stated below, the address of each beneficial owner listed on the table is c/o SYNNEX Corporation, 44201 Nobel Drive, Fremont, California 94538. The percentage of common stock beneficially owned is based on 39,510,791 shares outstanding as of February 9, 2015.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Shares Beneficially Owned(1)	Right To Acquire Beneficial Ownership within 60 days of February 9, 2015(2)	Total	Percentage Beneficially Owned(1)(2)
5% Stockholders:
MiTAC International Corporation and related parties(3)	9,834,659	—	9,834,659	24.9%
FMR LLC(4) 245 Summer Street Boston, MA 02210	5,887,516	—	5,887,516	14.9%
Dimensional Fund Advisors LP(5) Building One 6300 Bee Cave Road Austin, Texas 78746	3,100,692	—	3,100,692	7.9%
BlackRock, Inc.(6) 55 East 52nd Street New York, NY 10022	2,658,694	—	2,658,694	6.7%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355(7)	2,120,161	—	2,120,161	5.4%
Directors and Named Executive Officers:
Kevin Murai	121,754	336,170	457,924	1.2%
Peter Larocque	28,128	13,233	41,361	*
Dennis Polk	57,025	38,786	95,811	*
Marshall Witt	15,940	—	15,940	*
Christopher Caldwell	3,064	—	3,064	*
Fred Breidenbach	20,378	—	20,378	*
Hau Lee	6,262	9,722	15,984	*
Matthew Miau(3)(8)	595,318	—	595,318	1.5%
Gregory Quesnel	14,044	—	14,044	*
Dwight Steffensen	3,900	5,000	8,900	*
Thomas Wurster	6,262	9,722	15,984	*
Duane Zitzner	17,044	10,000	27,044	*
Andrea Zulberti	8,453	10,000	18,453	*
All current directors and executive officers as a group (14 persons)	925,248	435,294	1,360,542	3.4%

__________
*    Amount represents less than 1% of our common stock.

(1)
We have determined beneficial ownership in accordance with the SEC rules. To our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to this table.

(2)
For purposes of computing the percentage of outstanding shares held by each person or group of persons named above, shares which such person or group has the right to acquire within 60 days of February 9, 2015 are deemed to be outstanding, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person. Shares which such person or group has the right to acquire within 60 days of February 9, 2015 are in all cases due to exercisable options.

(3)
Based on information reported on a Schedule 13G filed with the SEC on February 11, 2015, this amount represents 5,551,764 shares held by Silver Star Developments Ltd. and 4,282,895 shares held by Peer Developments Ltd. Silver Star Developments Ltd. is a wholly-owned subsidiary of MiTAC International Corporation. The principal business office for MiTAC International Corporation and Silver Star Developments Ltd. is No. 200 Wen Hua 2nd Road, Guishan Dist., Taoyuan City, Taiwan. Jhi-Wu Ho, Chi-Ying Yuan and Hsiang-Yung Yang, the directors of Silver Star Developments Ltd., hold shared voting and dispositive power over the shares held by Silver Star Developments Ltd. Peer Developments Ltd. is a wholly-owned subsidiary of Synnex Technology International Corporation. The principal business office for Synnex Technology International Corporation and Peer Developments Ltd. is 4th Floor, No. 75 Sec. 3 Mingsheng East Road, Taipei, Taiwan. Matthew Miau and Shu-Wu Tu, the directors of Peer Developments Ltd., hold shared voting and dispositive power over the shares held by of Peer Developments Ltd. Matthew Miau is the Chairman of the Board of Directors of MiTAC International Corporation and Synnex Technology International Corp. and a director of SYNNEX. Mr. Miau disclaims beneficial ownership of the shares held by the above-listed entities, except to the extent of his pecuniary interest therein.

(4)
Based solely on information reported on a Schedule 13G/A filed with the SEC on February 13, 2015 by FMR LLC, this amount reflects securities beneficially owned, or that may be deemed to be beneficially owned, by FMR LLC, certain of its subsidiaries and affiliates, and other companies. Members of the family of Edward C. Johnson 3d, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds' Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds' Boards of Trustees. The ownership of one investment company, Fidelity Low-Priced Stock Fund, amounted to 3,373,600 shares. FMR reports sole voting power with respect to 125,440 shares and sole dispositive power with respect to 5,887,516 shares.

(5)
Based solely on information reported on a Schedule 13G/A filed with the SEC on February 5, 2015, Dimensional Fund Advisors LP (Dimensional) an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser or manager, Dimensional may possess investment and/or voting power over the shares and may be deemed to be the beneficial owner of the shares. However, all the shares are owned by the Funds. Dimensional disclaims beneficial ownership of the shares. Dimensional Fund reports sole voting power with respect to 3,061,020 shares and sole dispositive power with respect to 3,100,692 shares.

(6)
Based solely on information reported on a Schedule 13G/A filed with the SEC on January 29, 2015 by BlackRock, Inc., this amounts consists of 2,658,694 shares beneficially owned by BlackRock, Inc. by virtue of holdings by the following subsidiaries: BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC, and BlackRock Life Limited. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the shares. No one person’s interest in the shares is more than five percent of the total outstanding common shares. BlackRock reports sole voting power with respect to 2,587,482 shares and sole dispositive power with respect to 2,658,694 shares.

(7)
Based solely on information reported on a Schedule 13G filed with the SEC on February 11, 2015 by The Vanguard Group, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 37,220 shares, as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 3,000 shares as a result of its serving as investment manager of Australian investment offerings. The Vanguard Group reports sole voting power with respect to 40,220 shares and sole dispositive power with respect to 2,082,941shares. The Vanguard Group reports shared dispositive power with respect to 37,220 shares.

(8)	Mr. Miau’s share ownership total includes indirect beneficial ownership of 223,730 shares held by MASJ Holding Charitable Remainder Trust, for which his wife serves as trustee.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

The Compensation Committee has overall responsibility for SYNNEX’ executive compensation policies as provided in a written charter adopted by the Board. The Compensation Committee is empowered to review and approve the compensation and compensation procedures for the executive officers. In addition, in June 2011, the Board determined that, consistent with the stockholders’ advisory vote in March 2011, it will include in our proxy materials a stockholder vote on executive compensation every year until the next required stockholder vote on the frequency of stockholder votes concerning executive compensation. This "say on pay" proposal is provided in Proposal 2.
At last year’s Annual Meeting of Stockholders, our stockholders approved our executive compensation programs, as disclosed in last year’s proxy statement, in an advisory “say-on-pay” vote, with 34,935,534 votes cast in favor of approval and approximately 89,304 votes cast against. As the Compensation Committee evaluated our compensation principles and policies during fiscal 2014, it was mindful of this favorable outcome and the stockholders’ strong support of our compensation objectives and compensation programs. The Compensation Committee has maintained its general approach to executive compensation with salary and bonus target adjustments, modifications to performance measurement for bonuses, and additions to the peer group to reflect consideration of our Concentrix business and the trajectory of our business model.
Objectives and Philosophy of Our Compensation Program
Our compensation philosophy is to pay for performance as well as to offer competitive compensation in order to attract and retain talented executive officers. With respect to “pay for performance,” our program is designed to align the interests of our executive officers with those of our stockholders, for whom they work. A significant portion of an executive officer’s total compensation depends on his performance relative to operational and financial objectives. In particular, in determining total compensation, we stress a compensation philosophy that is performance-driven with relatively moderate base salaries, but high variability through our Profit Sharing Plan and equity compensation. We believe that total compensation should reflect some level of risk associated with the performance of the business. As a result, a substantial portion of an executive officer’s total compensation is in the form of profit sharing and equity grants.
We believe that the compensation of our executive officers should reflect their success as a management team, as well as individuals, in attaining key operating objectives, such as growth of sales, growth of operating earnings and earnings per share, return on invested capital, growth or maintenance of market share, long-term competitive advantage, and ultimately, in attaining an increased market price for our common stock. We believe that the performance of our executive officers in managing SYNNEX, considered in light of general economic conditions, our company and industry, and competitive conditions, should be the basis for determining their overall compensation.
We also believe that their compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, as we expect the price of our stock will, in the long-term, reflect our operating performance, and ultimately, the management of SYNNEX by our executive officers. We seek to have the long-term performance of our stock reflected in executive compensation through our stock option, restricted stock, restricted stock unit and other equity incentive programs.
Competitive compensation is important if we are to attract and retain the talent necessary to lead SYNNEX in the competitive and changing business environment in which we operate. In this regard, we are mindful of the median level of compensation of our competitors as well as of the median level of compensation in the local area in which the executive is located. We strive for internal equity among employees according to job responsibilities, experience, capability, and individual performance. Our executive compensation program impacts all employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. As we believe the performance of every employee is important to our success, we are mindful of the effect that our executive compensation and incentive program has on all of our employees.
The differences in compensation between the various executive officers are based primarily upon individual differences in job responsibility, contribution, performance and increase in the global scope of the business and complexity and demands of understanding, managing and influencing global operations and integrated success. An executive with responsibility over a broader, more difficult or more profitable business unit or corporate division will have potential for greater compensation than an executive with responsibility over a narrower, less complex or less profitable business unit or corporate division.
Our compensation philosophy emphasizing performance permeates total compensation for both executive officers and non-executive employees. While we do not have an exact formula for allocating between cash and non-cash compensation, we try to balance long-term equity versus short-term cash compensation and variable compensation versus fixed compensation. As noted above, executive officers who have greater ability to influence the performance of SYNNEX receive more long-term equity as a percentage of total compensation than non-executive employees who have less ability to influence the performance of SYNNEX. Similarly, performance-related cash compensation for such executive officers as a percentage of total compensation is greater than performance-related cash compensation of non-executive employees. The goal is to create a balanced culture of high performance without undue risk assumption.
Elements of Our Compensation Program
As a result of the above assessment process and as reviewed annually by the Compensation Committee, we have implemented a compensation program for our executive officers that consists of five compensation components:

(1)	base salary;
(2)    Profit Sharing Plan bonus;
(3)    equity grants;
(4)    performance-based, long-term incentives (LTI); and
(5)    LTI program transitional bonuses.
We and the Compensation Committee believe that the LTI program ties executive deferred compensation to business performance and also aligns total compensation closer to the market comparatives in value and in form.
The compensation elements are usually administered in three cycles. Merit raises for base salaries are generally performed in the April-May period. Annual equity grants in the form of stock options, restricted stock awards or restricted stock units (RSUs), other than LTI awards, are generally awarded in the September-October period. Profit Sharing Plan bonuses and LTI program transitional bonuses are generally paid in the December-January period and LTI awards in the form of RSUs are generally granted effective the first business day of the fiscal year with a vesting date of the last day of the third fiscal year following the effective date. However, all of the above elements are reviewed and determined on at least an annual basis by the Compensation Committee.
The components of our compensation program are described as follows:
Base Salary. Base salaries are designed to provide a consistent cash flow throughout the year as compensation for day-to-day responsibilities. In prior years, we maintained relatively low base salaries to incent executive officers to achieve the Profit Sharing Plan targets and thus create a performance-driven environment. The Compensation Committee increased base salaries and decreased Profit Sharing Plan bonuses to reduce the variability of the cash compensation component and to discourage excessive risk-taking and short-term business decisions to meet payout thresholds; however, base salaries generally remain near the 25th percentile for comparable positions in our peer group and are now considered relatively moderate.
Base salaries for our executive officers are reviewed and, if deemed appropriate, adjusted on an annual basis. Merit increases are based on, among other things, individual performance, any new responsibilities assumed and the magnitude of our merit increase budget for the year. With respect to each executive’s individual performance, we assess the breadth and complexity of his area of responsibility and his individual contributions and seek to quantify the same. Determination of base salary is not made in accordance with a strict formula that measures weighted qualitative and quantitative factors, but rather is based on objective data synthesized to competitive ranges and to internal policies and practices.

Profit Sharing Plan. Profit Sharing Plan bonuses reward individuals for achieving operating and financial goals, in keeping with a performance-driven environment conducive to increasing stockholder value. Under our Profit Sharing Plan, we accrued a certain percentage of our pre-tax, before profit sharing accrual, profits for possible bonuses. Bonuses granted to executive officers under our Profit Sharing Plan are determined by the Compensation Committee based upon both qualitative and quantitative considerations. The Compensation Committee establishes in writing specific performance goals for each participant, which must be achieved in order for an award to be earned under our Profit Sharing Plan for that fiscal year. Such performance goals may be based upon any one or more of the following: net income per share, revenue, cash flow, earnings per share, return on equity, total stockholder return, share price performance, return on capital, return on assets or net assets, income or net income, operating income or net operating income, operating profit or net operating profit, operating margin or profit margin, return on operating revenue, return on invested capital, sales productivity, sales growth, market segment share or similar financial performance measures as may be determined by the Compensation Committee. As in prior years, the Compensation Committee set reasonably stringent minimum Profit Sharing Plan hurdles and performance metrics. In addition, we amended our Profit Sharing Plan in 2012 to include a compensation recoupment provision to mitigate the potential for such undue risk assumption.
On February 26, 2014, the Compensation Committee determined, due to the acquisition during fiscal year 2014 of the IBM CRM business by our Concentrix business, that Profit Sharing Plan bonuses for fiscal year 2014 to the executive officers would be based upon a combination of (1) our achievement of certain net income target performance, with adjustments based upon achievement of certain ROIC performance (the Technology Solutions target metric), and (2) the achievement of certain threshold EBITDA target performance by our Concentrix business. For all executive officers other than Mr. Larocque and Mr. Caldwell, the Technology Solutions target performance metric accounts for 67% of the officer’s bonus measurement, and the Concentrix target performance metric accounts for 33%. For Mr. Larocque, as President, North American Technology Solutions, the Technology Solutions target performance metric accounts for 80% of his bonus measurement, and the Concentrix target performance metric accounts for 20%. For Mr. Caldwell, as the President of Concentrix, the Technology Solutions target performance metric accounts for 20% of his bonus measurement, and the Concentrix target performance metric accounts for 80%. For the Technology Solutions business, the net income target for fiscal year 2014 was increased from fiscal year 2013, and the Concentrix target performance metric is new for fiscal year 2014. Executive officers are not eligible for bonuses unless we meet or exceed the target performance percentages of the internally established net income and EBITDA goals. The minimum threshold target performance percentage is 75% and the maximum target performance percentage is 133.3% for all executive officers.
The actual bonus payable, if the applicable minimum threshold percentages are met, is paid on a sliding scale of the target performance actually achieved and dollar limits pre-established by the Compensation Committee for each individual executive officer. In the case of the Technology Solutions component of the performance bonus, this amount then is adjusted by the percentage increase or decrease corresponding with our performance as measured by the ROIC performance metric. In addition, our President and Chief Executive Officer has discretion to recommend to the Compensation Committee that it decrease bonuses for all other executive officers whose compensation is subject to Section 162(m) of the Code.
If the minimum threshold target performance percentage of the internally established net income goal or EBITDA goal is not achieved, no bonuses would be paid to the executive officers, regardless of the achievement of the ROIC performance metrics. The minimum threshold target performance percentage of the Technology Solutions component was based on the previous year’s internally established net income per share goal plus a reasonable “stretch” goal taking into account the then economic environment. Alternatively, if the maximum target performance percentage of the internally established net income goal or EBITDA goal is exceeded, no incremental bonuses beyond the maximum award would be paid to the executive officers. The Profit Sharing Plan bonus for each executive officer is based upon a certain percentage of his annual base salary for the applicable fiscal year.

In the event that the minimum threshold performance targets are met, then our executive officers receive a bonus based on the following approximate percentage of his fiscal year base salary for fiscal 2014 and fiscal 2015:

Name	Minimum Payment (if Threshold is Met) as Percentage of Base Salary(1)	Target Payment as Percentage of Base Salary(1)	Maximum Payment as Percentage of Base Salary(1)
Kevin Murai	125	250	375
Peter Larocque	100	200	300
Dennis Polk	100	200	300
Marshall Witt	50	100	150
Christopher Caldwell	50	100	150

(1)	The applicable base salary is each officer’s then-current base salary at the end of the fiscal year.

There is potential for actual awards under the Profit Sharing Plan to be less than such minimum targets depending upon corporate performance, as well as the executive officer’s performance of certain individual goals that were predetermined by our President and Chief Executive Officer. In addition, the Compensation Committee has discretion to decrease the bonus for all executive officers. The Compensation Committee’s discretion is exercised based upon discussions with Mr. Murai, taking into account his ability to manage and monitor the performance of the other named executive officers.
For fiscal year ended November 30, 2014, we achieved a net income of $180.0 million, which exceeded both the minimum threshold of the Technology Solutions component and the Concentrix EBITDA component, and as a result our executive officers received the following bonuses:

Name	Profit Sharing Plan Bonuses
Kevin Murai	$1,982,649
Peter Larocque	$1,176,635
Dennis Polk	$1,249,938
Marshall Witt	$563,890
Christopher Caldwell	$597,244

Based on comparable peer companies, the total cash compensation targets, including both base salary and Profit Sharing Plan bonus, excluding any recommended adjustments by the Compensation Committee, for our executive officers for comparable positions in our peer group for fiscal year 2014 were as follows:

Name	Total Cash Compensation Target Percentile
Kevin Murai	Below 75th Percentile
Peter Larocque	Above 75th Percentile
Dennis Polk	Above 75th Percentile
Marshall Witt	Below 50th Percentile
Christopher Caldwell	Below 50th Percentile

Equity Grants. Long-term incentives involve equity grants and performance retention grants, including restricted stock awards, RSUs and stock options. Restricted stock and RSUs help us to retain key personnel, whereas stock options provide incentive for creating incremental stockholder value. The value of equity grants and performance retention grants derives from stock price, which aligns executive compensation with stockholder value.
Equity grants are based on a number of considerations. The Compensation Committee’s determination with respect to stock option grants, restricted stock awards and RSUs grants to executive officers for fiscal year ended November 30, 2014 can be viewed from two perspectives: our company and our executive officer. From our company’s perspective, the Compensation Committee considered the following principal elements:
• corporate performance;
• dilution to stockholders; and
• related expense to our company.
 From our executive officers’ perspective, the Compensation Committee considered the following principal elements:
• job responsibilities and past performance;
• likely future contributions;
• potential reward to the executive officer if the stock price appreciates in the public market;
• management tier classification;
• equity grants made by competitors; and
• existing vested and unvested equity holdings.
Determination of equity grant amounts is not made in accordance with a strict formula that measures weighted qualitative and quantitative factors, but rather is based on objective data synthesized to competitive ranges and to internal policies and practices, including an overall review of both employee and corporate performance and the value of equity grants of comparable officers at comparable companies. We evaluate our corporate performance objective primarily by our financial performance, including growth, return on equity, ROIC, and EPS. Equity grants may also be made to new executive officers upon commencement of employment and, on occasion, to executive officers in connection with a significant change in job responsibility. We also distinguish between equity grants of stock options, restricted stock awards or RSUs based upon the officer’s position. We believe that stock options carry more risk than restricted stock. As such, we expect certain officers with the most direct impact on our overall performance to accept more equity risk and their grants are more heavily weighted towards stock options rather than restricted stock awards or RSUs.
To further ensure that the long-term interests of executive officers are closely aligned with those of stockholders, we request that they, except Mr. Murai, hold an equity position in SYNNEX of the lesser of the following: (1) at least one times his annual total cash compensation or (2) $1,000,000. This equity position can be satisfied by holding shares of common stock, whether vested or unvested, or vested in-the-money stock options. With respect to Mr. Murai, we request that he hold an equity position in SYNNEX of the lesser of the following: at least two times the sum of his annual base salary plus target bonus as in effect from time to time or $2,000,000. Stock ownership for Mr. Murai’s purpose includes common stock owned personally or in trust for his benefit, but does not include unvested restricted stock or stock units, or unexercised stock options. In addition, to avoid any impropriety or even the appearance of such, the Compensation Committee in most cases makes equity grants only during open trading windows. If the date of an equity grant falls within a trading black-out period, then the effective grant date is upon the expiration of the third trading day after the trading black-out period ends. The exception to this standard procedure is the granting of long term incentive RSUs, as discussed below, which are granted to be effective the first business day of the fiscal year. The exercise price for all grants is the market closing price of our common stock on the effective grant date. In addition, annual equity grants to executive officers are generally awarded each year in the September-October period. We believe that the automatic and consistent nature of our equity grant process avoids the possibility of timing deviations.
Performance Based, Long-Term Equity Incentives. Our LTI program, currently implemented through our 2013 Stock Incentive Plan, is designed to provide long-term retention incentives for our executive officers, and also to create an alignment between the interests of our executive officers and those of our stockholders because appreciation in the stock price of our shares will benefit both our executive officers and our stockholders. Under the 2013 Stock Incentive Plan, the Compensation

Committee may grant LTI awards that require, as a condition to vesting, the attainment of one or more performance targets specified by the Compensation Committee from the list of possible financial and operational performance metrics specified in the 2013 Stock Incentive Plan.
We and the Compensation Committee believe that the LTI program ties executive deferred compensation to business performance and also aligns total compensation closer to the market comparatives in value and in form.
The LTI award is comprised of performance-based RSU grants. For fiscal years ending November 30, 2014 and November 30, 2015, the performance-based RSUs granted executive officers will cliff vest based upon (1) the achievement of certain threshold EPS target performance percentages and (2) the achievement of certain ROIC performance percentages with both performance metrics measured over a 3-year period. In determining the EPS target performance metrics, we focused upon our growth, return on equity, ROIC, and EPS. The minimum threshold EPS target performance percentage is 75% and the maximum target performance percentage is 166.7% for all executive officers. If the minimum threshold target performance percentage of the internally established EPS goal is not achieved, no performance-based RSUs will vest for the executive officers, regardless of the achievement of the ROIC performance metrics. The minimum threshold target performance percentage is based on the previous year’s EPS plus a reasonable, 3-year “stretch” goal taking into account the then economic environment. Alternatively, if the maximum target performance percentage of the internally established EPS goal is exceeded, no incremental performance-based RSU vesting beyond the maximum award will benefit the executive officers.
The dollar value of the LTI awards is based upon one-third of each executive officer’s 100% target Profit Sharing Plan award for the 2014 or 2015 fiscal year, as applicable, because the LTI awards are compensating the executive officers for amounts that were historically funded from our Profit Sharing Plan. The actual number of performance-based RSUs, if the applicable minimum threshold percentage is met, will vest on a sliding scale of the target EPS performance percentage actually achieved and the dollar limits pre-established by the Compensation Committee for each individual executive officer. This amount is then adjusted by the percentage increase or decrease corresponding with our performance as measured by the ROIC performance metric. To the extent that we fail to meet our performance targets for the applicable 3-year period, then that portion of the shares underlying the performance-based RSUs will be canceled and will not vest. If, for example, we achieve an EPS equal to 75% of the EPS target our executive officers would receive 50% of the targeted shares. Similarly, if we achieve an EPS equal to 166.67% of EPS target, then our executive officers will receive 200% of the targeted shares.
In order to allow for vesting of 200% of the target performance-based RSUs (pursuant to the vesting criteria discussed above), each executive officer is granted a number of RSUs equal to two times the target grant. For fiscal year 2014, based upon the per share price on the first business day of fiscal 2014, December 2, 2013, of $65.15 the executive officers were granted RSUs as follows:

	Number of RSUs granted (represents maximum award of 200% of target award)	Value of LTIs at maximum award of 200% of target award	Number of RSUs vesting at 100% target performance	Value of LTIs at 100% target performance (represents 100% of target award)	Number of RSUs vesting at 75% of target performance	Value of LTIs at 75% target performance (represents 50% of target award)
Kevin Murai	15,732	$1,024,940	7,866	$512,470	3,933	$256,235
Peter Larocque	9,125	$594,494	4,562	$297,214	2,281	$148,607
Dennis Polk	9,125	$594,494	4,562	$297,214	2,281	$148,607
Marshall Witt	4,348	$283,272	2,174	$141,636	1,087	$70,818
Christopher Caldwell	4,385	$285,683	2,192	$142,809	1,096	$71,404

For fiscal year 2015, based upon the per share price on the first business day of fiscal 2015, December 1, 2014, of $69.49, adjusted for the exclusion of dividend equivalents, the executive officers were granted RSUs as follows:

	Number of RSUs granted (represents maximum award of 200% of target award)	Value of LTIs at maximum award of 200% of target award	Number of RSUs vesting at 100% target performance	Value of LTIs at 100% target performance (represents 100% of target award)	Number of RSUs vesting at 75% of target performance	Value of LTIs at 75% target performance (represents 50% of target award)
Kevin Murai	14,750	$1,024,978	7,375	$512,489	3,687	$256,210
Peter Larocque	8,555	$594,487	4,277	$297,209	2,138	$148,570
Dennis Polk	8,555	$594,487	4,277	$297,209	2,138	$148,570
Marshall Witt	4,077	$283,311	2,038	$141,621	1,019	$70,810
Christopher Caldwell	4,111	$285,673	2,055	$142,802	1,027	$71,366

In addition, the vesting of the LTI awards is contingent upon the executive officer still being employed by us on the date of vesting.
In considering the appropriate performance metric for the LTI awards for fiscal year 2014, the Compensation Committee, with the assistance of senior management, concluded that applicable EPS and ROIC performance metrics be the same for all executive officers. The Compensation Committee also considered the aggregate projected cost of the equity grants to the executive officers under Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (FASB ASC Topic 718).
With respect to both our equity grants and the LTI program, the Compensation Committee considers at least annually whether to approve specific long-term equity awards based on the recommendations of our President and Chief Executive Officer (except with respect to his own awards). When determining awards, the Compensation Committee considers factors such as the individual’s position with us, his prior and expected future performance and responsibilities, our retention and succession needs, and the long-term incentive award levels for comparable executives and key employees at companies that compete with us for executive and managerial talent. The Compensation Committee also considers the total value of equity awards previously granted and the existing equity ownership of each executive officer when determining restricted stock award levels, with particular attention paid to the value of unvested awards. In addition, the Compensation Committee considers the potential dilution and accounting costs of long-term equity awards as compared to those granted at other publicly traded companies that compete with us for business and executive talent. The 2013 Stock Incentive Plan does not state a formulaic method for weighing these factors, nor does the Compensation Committee employ one.
In general, we believe that the rebalancing of annual, variable compensation modified compensation program for our executive officers meets the objectives of rewarding executive officers for measurable results in meeting and exceeding goals and mitigates the potential for undue risk assumption.

LTI Program Transitional Bonuses. As noted above, the dollar value of the LTI awards is based upon one-third of each executive officer’s 100% target Profit Sharing Plan award for the fiscal year because the LTI awards will be funded from the historical Profit Sharing Plan. As a result of the 3-year vesting period of the LTI awards, the cash compensation due to the executive officers during this transition period is reduced by 25% of the executive officer’s applicable Profit Sharing Plan bonus. In order to bridge the initial implementation of the LTI program for our executive officers, we provided a transitional bonus to each of our executive officers equal to the amount of the cash compensation decrease resulting from the implementation of the LTI program in order to make up for this shortfall. This transitional bonus was applicable for fiscal years 2012 and 2013 for Messrs. Murai, Larocque and Polk. The transitional bonus is not a part of our executive compensation in 2014 for these officers as their LTI Program annual equity no longer is impacted by the transition in funding from the historical Profit Sharing Plan. In order to bridge the initial, three-year vesting period of the LTI awards granted to newly hired executive officers, we provide a transitional bonus to such executive officers equal to 25% of the executive officer’s applicable Profit Sharing Bonus. This transitional bonus is earned based on achievement of the same metrics as the Profit Sharing Plan for the given year. As a result, this transitional bonus is applicable for fiscal years 2013 and 2014 for Mr. Witt, who became an executive officer during fiscal 2013, and is applicable for fiscal years 2014 and 2015 for Mr. Caldwell, who became an executive officer during fiscal 2014. In this way, the overall cash-flow effect to our executive officers and to the company is largely the same with the new LTI program as compared to what would have occurred under the previous compensation program.
Deferred Compensation Plan. Our deferred compensation plan permits designated employees to accumulate income for retirement and other personal financial goals by deferring present income through a nonqualified plan. Our deferred compensation plan became effective on January 1, 1994 and was amended on January 7, 2008 to conform with changes required by Section 409A of the Internal Revenue Code of 1986, as amended (Code). Currently, none of our executive officers participate in this plan.
Benefits, Perquisites and Other. Other benefits to our executive officers include medical, dental and life insurance, as well as 401(k) plan participation. These benefits are generally available to all our employees.
Executive Compensation Discussion for the Named Executive Officers
President and Chief Executive Officer. Kevin Murai, our President and Chief Executive Officer and a Director, joined us in March 2008. Mr. Murai’s annual base salary was $608,654 in fiscal year 2014. Mr. Murai also received a bonus of $1,982,649 under our Profit Sharing Plan, a stock option grant of 51,714 shares, a restricted stock award of 7,949 shares, a grant of 15,732 RSUs, and a performance retention grant of 49,452 RSUs. Some of the primary factors affecting Mr. Murai’s compensation include, among other things, our performance toward our pre-established financial goals, comparative compensation of competitor companies and his overall leadership of our company. In addition, Mr. Murai was responsible for the strategy of our company resulting in strong operational execution within the core Technology Solutions segment; continued expansion into adjacent, higher margin service and solution businesses; continued organic revenue growth within the Concentrix segment; the acquisition and integration of the customer care business of IBM; and our overall performance, including 106 consecutive quarters of profitability and year over year increases in net income from continuing operations and operating margin. Mr. Murai was appointed Vice Chairman of the Global Technology Distribution Council (GTDC), and, while under Mr. Murai’s leadership in fiscal year 2014, we earned notable recognition, including rising to No. 260 on the Fortune 500 list and certain customer and vendor awards. Also, Mr. Murai is instrumental in the development of other executives and instills his vision of the company across the spectrum of all employees.
President, North American Technology Solutions. Peter Larocque has served as our President, North American Technology Solutions since November 2013 and previously served as President, U.S. Distribution from July 2006 through November 2013, as Executive Vice President of Distribution from June 2001 to July 2006, and as Senior Vice President of Sales and Marketing from September 1997 until June 2001. Mr. Larocque is responsible for our North America Technology Solutions. Mr. Larocque’s annual base salary was $441,274 in fiscal year 2014. Mr. Larocque also received a bonus of $1,176,635 under our Profit Sharing Plan, a stock option grant of 15,514 shares, a restricted stock award of 3,974 shares, and a grant of 9,125 RSUs. Some of the primary factors affecting Mr. Larocque’s compensation include, among other things, our performance toward our pre-established financial goals, the strong performance of his division within our company, his contribution to the overall leadership of our company and his leadership of the sales and marketing function of our company in North America. In addition, Mr. Larocque contributed substantially to the continued development of our service offerings;

expansion of our product line card, especially in the communications, consumer, and networking markets; leadership of several significant sales divisions, including audio-visual, consumer electronics, enterprise, integrated communications, and technology solutions; organic growth of the U.S. Technology Solutions business, including Enterprise Solutions, Government and Healthcare Solutions, and Hyve Solutions; key customer initiatives; expansion of the VARNEX reseller community; and leadership of Share the Magic, our charitable fundraising efforts.
Chief Operating Officer. Dennis Polk is our Chief Operating Officer and has served in this capacity since July 2006. Mr. Polk is also a Director and has served in this capacity since February 2012. Mr. Polk previously served as Chief Financial Officer and Senior Vice President of Corporate Finance since joining us in February 2002. Mr. Polk’s annual base salary was $441,274 in fiscal year 2014. Mr. Polk also received a bonus of $1,249,938 under our Profit Sharing Plan, a stock option grant of 15,514 shares, a restricted stock award of 3,974 shares, and a grant of 9,125 RSUs. Some of the primary factors affecting Mr. Polk’s compensation include, among other things, our performance toward our pre-established financial goals, his contribution to the overall leadership of our company, inclusive of our profitability growth in fiscal year 2014; his leadership of the operations function of our company; his responsibility for our Technology Solutions operations, including Hyve Solutions; his responsibility for our support departments, including Information Technology, financial operations, legal, and mergers and acquisitions, including the acquisition and integration of the customer care business of IBM; and his responsibility for our China and Mexico operations.
Chief Financial Officer. Marshall Witt has served as our Chief Financial Officer since April 2013. Mr. Witt’s annual base salary was $414,423 in fiscal year 2014. Mr. Witt also received a bonus of $563,890 under our Profit Sharing Plan, a stock option grant of 11,635 shares, a restricted stock award of 2,782 shares, a grant of 4,348 RSUs and an LTI transition bonus of $187,964. Some of the primary factors affecting Mr. Witt’s compensation include, among other things, our performance toward our pre-established financial goals, his contribution to the overall leadership of our company, his leadership of the financial function of our company, his active involvement in, and oversight of, investor relations, the acquisition and integration of the customer care business of IBM and the amendment of the credit and securitization facilities in the U.S. Mr. Witt was responsible for all aspects of our company’s financial management.
Executive Vice President and President of Concentrix Corporation. Christopher Caldwell is our Executive Vice President and President of Concentrix Corporation, our global business process outsourcing division, and has served in this capacity since February 2014. He previously served as President of Concentrix Corporation from June 2012 to February 2014, Senior Vice President and General Manager of Concentrix Corporation from March 2007 until June 2012, and Senior Vice President, Global Business Development from March 2007 until June 2012. Mr. Caldwell joined SYNNEX in 2004 as Vice President, Emerging Business. Mr. Caldwell’s annual base salary was $425,000 in fiscal year 2014. Mr. Caldwell also received a bonus of $622,245 under our Profit Sharing Plan, a restricted stock award of 3,179 shares, a grant of 4,385 RSUs, a performance retention grant of 16,217 RSUs, a stock option grant of 12,928 shares, and an LTI transition bonus of $174,081. In addition, in recognition of his past performance and promotion in February 2014, we awarded Mr. Caldwell a one-time performance award of $500,000 payable in cash as of January 31, 2017, conditioned upon his continuous employment with us through that date. Some of the primary factors affecting Mr. Caldwell’s compensation include, among other things, our performance toward our pre-established financial goals, the strong performance of his division within our company, his contribution to the overall leadership of our company and his leadership of the Concentrix segment of our company, and the acquisition and integration of the customer care business of IBM.

Risk Assessment of Our Compensation Program
Consistent with SEC disclosure requirements, we have assessed our compensation programs and have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our company. The risk assessment process included a review of program policies and practices; program analysis to identify risk and risk control related to the programs; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, risk control and the support of the program and their risks to our company strategy. Although we reviewed all compensation programs, we focused on the programs with variability of payout, with the ability of an executive officer to directly affect payout and the controls on executive officer action and payout. By way of examples, we reviewed our compensation programs for certain design features that have been identified by experts as having the potential to encourage excessive risk-taking, including:

•	too much focus on equity;

•	compensation mix overly weighted toward annual incentives;

•	highly leveraged payout curve and uncapped payouts;

•	unreasonable goals or thresholds; and

•	steep payout cliffs at certain performance level that may encourage short-term business decisions to meet payout thresholds.
We are satisfied that these potential pitfalls have been mitigated.
In addition, we have internal controls over financial reporting and the measurement and calculation of compensation goals, and other financial, operational, and compliance policies and practices that are designed to keep our compensation programs from being susceptible to manipulation by any employee, including our executive officers. Other risk-mitigating factors considered by the Compensation Committee include the following:

•	the use of different types of compensation that provide a balance of short-term and long-term incentives with fixed and variable components;

•	our minimum equity holding guidelines;

•	our clawback policy which, in the event of a restatement of our financial results allows the Compensation Committee to seek to recover or cancel Profit Sharing Plan bonuses;

•	caps on performance-based awards to limit windfalls;

•	every executive officer must obtain permission from our Legal Department before the sale of any shares of our common stock, even during an open trading window;

•	our policy to limit our involvement in cashless stock option exercises by our directors and officers;

•	our prohibition of trading in our securities on a short-term basis, on margin, or in a short sale transaction;

•	our policy against buying or selling puts or calls on our common stock;

•	our Code of Ethical and Business Conduct; and

•	the Compensation Committee’s consideration of ethical behavior as integral in assessing the performance of all executive officers.

Ultimately, our incentive compensation is designed to reward executive officers for committing to and delivering goals that are intended to be challenging yet provide them a reasonable opportunity to reach the threshold amount, while requiring meaningful growth to reach the target level and substantial growth to reach the maximum level. The amount of growth required to reach the maximum level of compensation is developed within the context of the normal business planning cycle and, while difficult to achieve, is not viewed to be at such an aggressive level that it would induce our executive officers to take inappropriate risks that could threaten our financial and operating stability.
Tax Deductibility Considerations
Section 162(m) of the Code generally prohibits us from deducting the compensation of executive officers that exceeds $1,000,000 unless that compensation is contingent on the satisfaction of objective performance goals approved by our stockholders. Our Profit Sharing Plan and 2013 Stock Incentive Plan, which were both approved by our stockholders, are structured to permit bonus awards under those plans that are intended to qualify as performance-based compensation and maximize the tax deductibility of such awards. However, we reserve the discretion to pay compensation to our executive officers that may not be deductible.
Compensation Committee

The Compensation Committee has overall responsibility for our executive compensation policies as provided in a written charter adopted by the Board. The Compensation Committee is empowered to review and approve the annual compensation and compensation procedures for our executive officers. The Compensation Committee does not delegate any of its functions to others in setting compensation.
Compensation Consultant and Peer Group Analysis. To assist in this process, the Compensation Committee retained the services of Compensia, Inc. as its compensation consultant for fiscal years 2013 and 2014. Compensia reported directly to the Compensation Committee and the Compensation Committee directly approved the Compensia fees. Management had no role in the selection of the compensation consultant. The Compensation Committee retained the services of Compensia to outline executive compensation trends and developments, review and analyze SYNNEX’ executive compensation philosophy and programs, and provide summary of findings and considerations for use in fiscal years 2014 and 2015. Neither SYNNEX, nor the Compensation Committee engaged any compensation consultants during fiscal year 2014, whose fees exceeded $120,000. The Compensation Committee believes that the Compensia advice was independent of management, and Compensia has certified the same in writing, and benefited our company and stockholders. In reaching this conclusion, the Compensation Committee considered all factors relevant to Compensia’s independence from management, including factors suggested by the NYSE in its rules related to compensation advisor independence.
Compensia provided the Compensation Committee with a review of the overall compensation climate in the United States, best practices, and trends specific to our industry. Compensia provided analyses of base salaries, bonuses, long-term incentives and benefit practices of comparable peer companies. Compensia’s work did not raise any conflict of interest.

The following comparable technology distribution, electronic manufacturing services, data processing and outsourced services, and IT Consulting and other services peer companies were used in our competitive benchmarking; an asterisk indicates those companies that were added to the peer group during fiscal 2014 to reflect changes in our business and a reevaluation of the trajectory of our business as a whole:

Anixter International, Inc.
Arrow Electronics, Inc.
Avnet, Inc.
Benchmark Electronics, Inc.*
CDW Corporation
Computer Sciences Corporation*
Convergys Corporation
Flextronics International Ltd.*
Ingram Micro, Inc.
Insight Enterprises, Inc.
Jabil Circuit, Inc.*
NCR Corporation*
Plexus Corp.*
Sanmina Corporation
ScanSource, Inc.
Science Applications International Corporation*
Sykes Enterprises, Incorporated
Tech Data Corporation
TeleTech Holdings, Inc.
Unisys Corporation*

In addition to talking to members of the Compensation Committee, Compensia also contacted certain of our executive officers and other employees in our human resources department to obtain historical data and insight into previous compensation practices. The Compensation Committee took information provided by Compensia into consideration when setting executive compensation for fiscal years 2014 and 2015 and used them as a basis for making changes to executive compensation for fiscal years 2014 and 2015.
Tally Sheets and the Role of President and Chief Executive Officer. In fiscal year 2014, the Compensation Committee continued the practice of reviewing the total remuneration of the executive officers using summary tables, or tally sheets. These tally sheets allowed the Compensation Committee to undertake a comprehensive review across all forms of compensation, and to understand the effect that changing profit and stock price scenarios could have on such remuneration forms.
Mr. Murai also made recommendations to the Compensation Committee as to the compensation of the other named executive officers. The Compensation Committee may accept or adjust such recommendations for these officers. However, in general, the Compensation Committee considered the recommendations of our President and Chief Executive Officer, the named executive officer’s role, responsibilities and performance during the past year, and the amount of compensation paid to named executive officers in similar positions at comparable companies. These recommendations were considered in relation to annual performance reviews and played an important role in the compensation determinations by the Compensation Committee. For Mr. Murai, the Compensation Committee solely determines the compensation of the President and Chief Executive Officer based on a performance review and competitive benchmarking.
In general, we believe that the current executive compensation program meets the objectives of rewarding executive officers for measurable results in meeting and exceeding goals.

Compensation Committee Report

The following report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by SYNNEX under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with SYNNEX’ management. Based on this review and these discussions, the Compensation Committee recommended to the Board of Directors of SYNNEX that the Compensation Discussion and Analysis be included in SYNNEX’ proxy statement on Schedule 14A and incorporated by reference into its Annual Report on Form 10-K for the fiscal year ended November 30, 2014.
Respectfully submitted on February 11, 2015, by the members of the Compensation Committee of your Board of Directors:

Mr. Fred Breidenbach, Chairman
Mr. Thomas Wurster
Mr. Duane Zitzner

2014 Summary Compensation Table

The following table sets forth compensation for services rendered in all capacities to us for the three fiscal years ended November 30, 2012, 2013 and 2014 for our President and Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers as of November 30, 2014 whose total compensation for fiscal year ended November 30, 2014 exceeded $100,000, whom we refer to in this Proxy Statement as the named executive officers.

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(4)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Kevin Murai
President, Chief Executive Officer, and Director	2014	608,654	—	3,967,383	1,000,149	1,982,649	88	7,558,923
	2013	600,000	—	953,970	799,986	1,967,568	—	4,321,524
	2012	600,000	—	1,106,913	760,178	1,784,400	—	4,251,491
Peter Larocque
President, North American Technology Solutions	2014	441,274	—	521,114	300,041	1,176,635	5,234	2,444,298
	2013	435,000	—	521,273	249,994	1,141,189	1,200	2,348,656
	2012	429,500	—	611,606	337,563	1,034,952	3,475	2,417,096
Dennis Polk
Chief Operating Officer and Director	2014	441,274	—	521,114	300,041	1,249,938	5,928	2,518,294
	2013	435,000	—	521,273	249,994	1,241,189	1,200	2,448,656
	2012	429,500	—	611,606	237,550	1,034,952	1,200	2,314,808
Marshall Witt
Chief Financial Officer	2014	414,423	—	304,189	225,021	751,854	1,243	1,696,730
	2013	246,154	300,000	634,207	—	351,436	156,374	1,688,171
Christopher Caldwell(3)
Executive Vice President and President of Concentrix Corporation	2014	405,291	—	1,330,199	250,028	796,326	1,220	2,783,064

(1)
Amounts listed in these columns represent the grant date fair value of stock awards and option awards recognized by us under FASB ASC Topic 718, disregarding estimated forfeitures, for fiscal year ended November 30, 2014, rather than amounts realized by the named individuals. For valuation assumptions used to calculate the fair value of our stock and option awards, see Note 5 “Share-Based Compensation” included in our Annual Report on Form 10-K for fiscal year ended November 30, 2014. In prior years we had disclosed the compensation expense of stock awards and option awards recognized under ASC 718.  We have revised the prior year reported amounts to reflect the grant date fair value of stock and option awards. Performance-based RSUs granted under our LTI program provide an opportunity for employees to receive common stock if a performance measure is met for the three-year performance period. If the minimum performance measure is not met, no award is earned. If at least the minimum performance measure is attained, awards can range from 50% of the target number of shares to 200% of the target number of shares underlying the performance-based RSUs. The amounts in the table above reflect the aggregate grant date fair values at the Target number of the performance-based RSUs granted under our LTI program described in the 2014 Summary Compensation Table Narrative, calculated in accordance with accounting guidance. If our performance results in a future payout of the performance-based RSUs at the maximum level, the aggregate grant date fair value of the stock awards granted would have been as follows: Mr. Murai, for fiscal 2014 $4,434,860, for fiscal 2013 $1,507,962, for fiscal 2012 $1,833,840; Mr. Larocque, for fiscal 2014 $792,264, for fiscal 2013 $842,588, for fiscal 2012 $1,033,218; Mr. Polk for fiscal 2014 $792,264, for fiscal 2013 $842,588, for fiscal 2012 $1,033,218; Mr. Witt for fiscal 2014 $433,390, for fiscal 2013 $768,442; and Mr. Caldwell for fiscal 2014 $1,460,500 . For additional information on grant date fair value and estimated future payouts of stock awards, see the 2014 Grants of Plan-Based Awards table on page 35, and to see the value of stock awards actually realized by the named executive officers in fiscal 2014, see the 2014 Option Exercises and Stock Vested table on page 41.

(2)
Represents performance-based bonus awards under the Profit Sharing Plan earned in fiscal 2014, but paid in 2015, and, in the cases of Mr. Witt and Mr. Caldwell, LTI program transitional bonuses as follows and calculated as described in the Compensation Discussion and Analysis beginning on page 21. Mr. Witt received $563,890 under our Profit Sharing Plan and an LTI transition bonus of $187,964 and Mr. Caldwell received $622,245 under our Profit Sharing Plan and an LTI transition bonus of $174,081.

(3)	Mr. Caldwell was appointed our Executive Vice President and President of Concentrix Corporation effective February 2014.

(4)
The amount in this column with respect to Mr. Murai includes the grant date fair value of the equity grant of restricted stock, the annual LTI RSU grant, and a performance retention grant of 49,452 RSUs, a portion of which will vest upon the fourth and fifth anniversary of the October 7, 2014, provided that Mr. Murai remains in continuous employment by SYNNEX through the vesting dates. An additional portion of the RSUs will vest on the fourth and fifth anniversary of the grant date provided that (i) Mr. Murai remains in continuous employment by SYNNEX through the vesting dates and (ii) SYNNEX achieves on a cumulative basis certain EBITDA performance targets established by the Compensation Committee for each of the fiscal years ended November 30, 2014 through 2018.

The amount in this column with respect to Mr. Caldwell includes the grant date fair value of the annual equity grant of restricted stock, the annual LTI RSU grant, and a performance retention grant of 16,217 RSUs, which will vest in full on January 31, 2017, provided that (i) Mr. Caldwell remains in continuous employment by SYNNEX through the vesting date and (ii) Concentrix Corporation achieves on a cumulative basis a certain EBITDA performance target established by the Compensation Committee for any 12-month period over the three-year period ending January 31, 2017.
2014 Grants of Plan-Based Awards
The following table sets forth information on grants of plan-based awards in fiscal year ended November 30, 2014 to the named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(8)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kevin Murai		768,750	1,537,500	3,075,000	—	—	—	—	—	—	—
	2/26/2014	—	—	—	3,933	7,866	15,732	—	—	—	467,476
	10/7/2014	—	—	—	—	—	—	29,761(6)	—	—	1,799,945
	10/7/2014	—	—	—	—	—	—	19,691(6)	—	—	1,199,970
	10/7/2014	—	—	—	—	—	—	7,949	—	—	499,992
	10/7/2014	—	—	—	—	—	—	—	51,714	$62.90	1,000,149
Peter Larocque		445,850	891,750	1,783,400	—	—	—	—	—	—	—
	2/26/2014	—	—	—	2,281	4,562	9,125	—	—	—	271,149
	10/7/2014	—	—	—	—	—	—	3,974	—	—	249,965
	10/7/2014	—	—	—	—	—	—	—	15,514	$62.90	300,041
Dennis Polk		445,850	891,750	1,783,400	—	—	—	—	—	—	—
	2/26/2014	—	—	—	2,281	4,562	9,125	—	—	—	271,149
	10/7/2014	—	—	—	—	—	—	3,974	—	—	249,965
	10/7/2014	—	—	—	—	—	—	—	15,514	$62.90	300,041
Marshall Witt		283,333	425,000	850,000	—	—	—	—	—	—	—

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(8)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
		70,834	141,667	283,334	—	—	—	—	—	—	—
	2/26/2014	—	—	—	1,087	2,174	4,348	—	—	—	129,201
	10/7/2014	—	—	—	—	—	—	2,782	—	—	174,988
	10/7/2014	—	—	—	—	—	—	—	11,635	$62.90	225,021
Christopher Caldwell		285,717	428,575	857.151	—	—	—	—	—	—	—
		71,429	142,858	285,716	—	—	—	—	—	—	—
	2/26/2014	—	—	—	1,096	2,192	4,385	—	—	—	130,300
	10/7/2014	—	—	—	—	—	—	16,217(7)	—	—	999,940
	10/7/2014	—	—	—	—	—	—	3,179	—	—	199,959
	10/7/2014	—	—	—	—	—	—	—	12,928	$62.90	250,028

(1)
The target incentive amounts shown in this column reflect our annual bonus awards originally provided under our Profit Sharing Plan and represents pre-established target awards as a percentage of base salary for fiscal year ended November 30, 2014, with the potential for actual awards under the plan to either exceed or be less than such funding target depending upon corporate performance. Actual award amounts are not guaranteed and are determined at the discretion of the Compensation Committee, which may consider an individual’s performance during the period. For additional information, please refer to the Compensation Discussion and Analysis section. Actual Profit Sharing Plan payouts, along with LTI program transitional bonuses, are reflected in the Non-Equity Incentive Plan Compensation column of the 2014 Summary Compensation Table.

(2)
The threshold illustrates the smallest payout that can be made if all of the pre-established performance objectives are achieved at the minimum achievement level. The target is the payout that can be made if the pre-established performance objectives have been achieved at the target achievement level. The maximum is the greatest payout that can be made if the pre-established maximum performance objectives are achieved or exceeded at the outperform achievement levels. Actual payouts may be more or less than these amounts and are at the discretion of the Compensation Committee.

(3)
These shares represent the range of shares that may be released at the end of the performance period for the LTI awards, December 1, 2013 to November 30, 2016. If the minimum threshold target performance percentage of the internally established EPS goal is not achieved, no performance-based RSUs will vest for the executive officers.

(4)	Unless otherwise indicated, the restricted stock awards vest as to 20% of the shares on the first five anniversaries of the grant date.

(5)	The option awards vest and become exercisable as to 20% of the shares on the first anniversary of the grant date and the remaining vest monthly thereafter over the remaining four-year period.

(6)
These RSUs will vest in full on the fifth anniversary of October 7, 2014, the grant date. A portion of the RSUs will vest upon the fourth and fifth anniversary of the grant date provided that (i) Mr. Murai remains in continuous employment by SYNNEX through the vesting dates. An additional portion of the RSUs will vest on the fourth and fifth anniversary of the grant date provided that (i) Mr. Murai remains in continuous employment by SYNNEX through the vesting dates and (ii) SYNNEX achieves on a cumulative basis certain EBITDA performance targets established by the Compensation Committee for each of the fiscal years ended November 30, 2014 through 2018. In the event of Mr. Murai’s death or disability prior to the fifth anniversary of the grant date, SYNNEX will transfer to Mr. Murai’s estate the number of shares that would have vested on an annual basis on or prior to his death or disability.

(7)
These RSUs will vest in full on January 31, 2017, the grant date provided that (i) Mr. Caldwell remains in continuous employment by SYNNEX through the vesting date and (ii) Concentrix Corporation achieves on a cumulative basis certain EBITDA performance target established by the Compensation Committee for any 12-month period over the three-year period ending January 31, 2017.

(8)
On September 29, 2014, we announced the initiation of a regular quarterly dividend program. Accordingly, fair value of RSU grants starting from October 2014 are calculated using the closing stock price on the date of the grant, adjusted for the exclusion of dividend equivalents. We pay dividends on RSAs, and, accordingly, no adjustment is required to the stock price of the RSAs.

Narrative to 2014 Summary Compensation Table and 2014 Grants Plan-Based Awards Table
See Compensation Discussion and Analysis above for a complete description of compensation plans pursuant to which the amounts listed under the 2014 Summary Compensation Table and 2014 Grants of Plan-Based Awards Table were paid or awarded and the criteria for such payment, including targets for payment of annual incentives, as well as performance criteria on which such payments were based. The Compensation Discussion and Analysis also describes the options, restricted stock awards and RSU grants.
Except as otherwise noted, all stock awards and option awards vest over five years beginning on the grant date, with the first vesting occurring on the first anniversary of the grant date.
Employment Contracts, Termination of Employment and Change-of-Control Arrangements
The following summarizes our employment arrangement with our executive officers, including potential payments payable to our executive officers upon termination of employment or a change of control of us under their current employment agreements and our other compensation programs. The Compensation Committee may in its discretion revise, amend or add to these benefits if it deems advisable. Although much of the compensation for our executive officers is performance-based and largely contingent upon achievement of aggressive financial goals, our change of control arrangements provide important protection to our executive officers, are consistent with practice of our peer companies, and are appropriate for attraction and retention of executive talent.
Consistent with the practice of our peer companies, other compensation decisions are not generally based on the existence of this severance protection. We find it more equitable to offer severance benefits based on a standard formula relating to the executive officer’s title or title equivalent and tenure with the company because severance often serves as a bridge when employment is involuntarily terminated, and should therefore not be affected by other, longer-term accumulations.
Kevin Murai. On March 31, 2008, the Board of Directors appointed Kevin Murai as Co-Chief Executive Officer of SYNNEX and he subsequently became Chief Executive Officer in December 2008. In connection with Mr. Murai’s employment with SYNNEX, Mr. Murai and our company executed an employment offer which provided for certain severance benefits. If we terminate Mr. Murai’s employment with our company after March 31, 2008 for a reason other than Cause, Disability or death, as such terms are defined in the employment offer, then Mr. Murai will receive the following severance benefits from us:
• Severance Payments. Mr. Murai will be paid severance for twelve (12) months following the employment termination date at a monthly rate equal to his annual base salary rate plus target incentive bonus, as then in effect, divided by twelve (12) months. Such payments shall be paid periodically in accordance with our normal payroll policies.
• Continued Health Benefits. Mr. Murai will receive reimbursement from us of the group health continuation coverage premiums for Mr. Murai and his eligible dependents under Section 4980B of the Code or corresponding provisions of state law, or COBRA through the earliest of (x) the twelve-month anniversary of the date of termination of employment, (y) the date upon which Mr. Murai and his eligible dependents become covered under similar plans or (z) the date Mr. Murai no longer qualifies as a “Qualified Beneficiary” (as such term is defined in Section 4980B(g) of the Code); provided, however, that Mr. Murai is solely responsible for timely electing COBRA coverage.
The receipt of any severance benefits will be subject to Mr. Murai signing and not revoking a release of claims in a form acceptable to the company within such period of time as we may require, but not to exceed 21 days following his termination of employment. The receipt of any such severance and change of control benefits will be subject to Mr. Murai not violating the non-competition and non-solicitation covenants of the agreement.
Other than as described above, the employment agreement of Mr. Murai does not provide for repricings or other material modifications of outstanding stock options or other equity-based awards; payment of dividends; material waiver or modification of any specified performance target, goal or condition to payout under any reported incentive payout plan or any formula with respect to level of annual base salary and bonus in proportion to total compensation.

Other Executive Officers. If any of the following categories of officers is terminated without cause within two months before or 12 months after a change of control of us (including a voluntary termination because of a reduction in salary or position or a relocation), the officer is entitled to the following:
• Executive Vice Presidents are entitled to salary continuation at a rate equal to the average of total salary and bonus over the prior three years for a minimum of 18 months plus one month per year of employment after the eighteenth year of employment, up to a maximum of 24 months, and paid COBRA for two years; and
• Senior Vice Presidents and the Chief Information Officer are entitled to salary continuation at a rate equal to the average total salary and bonus over the prior three years for a minimum of 12 months plus one month per year of employment after the thirteenth year of employment, up to a maximum of 18 months, and paid COBRA for one year.
Severance payments will be delayed for six months following termination of employment to the extent required by Section 409A.
Peter Larocque, Dennis Polk, Marshall Witt and Christopher Caldwell are classified in the Executive Vice President and above category of officers. For these other executive officers, we believe that structuring their severance benefits in the above described fashion in connection with a change of control and tying each individual’s severance payment with his length of service with us, encourages their retention, rewards them for their individual contributions, loyalty, teamwork and integrity, and motivates them to achieve returns for our stockholders.
For each of these other executive officers, if their employment with us terminates as a result other than termination without cause within two months before or 12 months after a change of control of us, then they will not be entitled to receive the above severance benefits. They are entitled to receive compensation and benefits through the date of termination in accordance with our established plans.
Potential Payments upon Termination or Change of Control
The following table sets forth potential payments payable to our current executive officers upon termination of employment or a change in control. The Compensation Committee may in its discretion revise, amend or add to the benefits if it deems advisable.

Name	Benefit	Termination for Good Reason/Without Cause; No Change of Control ($)	Termination Without Cause with Change of Control ($)
Kevin Murai	Salary	615,000	615,000
	Bonus	1,537,500	1,537,500
	Option acceleration	—	—
	Benefits continuation	6,081	6,081
	Total value	2,158,581	2,158,581
Peter Larocque	Salary	—	3,105,700
	Bonus	—	—
	Option acceleration	—	—
	Benefits continuation	—	37,957
	Total value	—	3,143,657
Dennis Polk	Salary	—	2,415,926
	Bonus	—	—
	Option acceleration	—	—
	Benefits continuation	—	37,957
	Total value	—	2,453,883
Marshall Witt	Salary	—	1,322,901

Name	Benefit	Termination for Good Reason/Without Cause; No Change of Control ($)	Termination Without Cause with Change of Control ($)
	Bonus	—	—
	Option acceleration	—	—
	Benefits continuation	—	37,957
	Total value	—	1,360,858
Christopher Caldwell	Salary	—	1,802,426
	Bonus	—	—
	Option acceleration	—	—
	Benefits continuation	—	37,957
	Total value	—	1,840,383

2014 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information regarding outstanding equity-based awards, including the potential dollar amounts realizable with respect to each award.

	Option Awards(1)				Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value Of Unearned Shares, Units or Other Rights that have not Vested ($)
Kevin Murai	146,700	—	19.41	10/3/2018	—	—	—	—
	60,000	—	30.96	9/29/2019	—	—	—	—
	60,000	—	29.20	4/1/2020	—	—	—	—
	52,794	20,872	26.98	10/5/2021	—	—	—	—
	31,873	29,815	32.40	10/3/2022	—	—	—	—
	10,726	23,143	61.83	10/3/2023	—	—	—	—
	—	51,714	62.90	10/07/2014	—	—	—	—
	—	—	—	—	3,000	214,320	—	—
	—	—	—	—	5,930	423,639	—	—
	—	—	—	—	7,036	502,652	—	—
	—	—	—	—	5,175	369,702	—	—
	—	—	—	—	7,949	567,877	—	—
	—	—	—	—	—	—	34,128(4)	2,438,104
	—	—	—	—	—	—	31,450(5)	2,246,788
	—	—	—	—	—	—	15,732(6)	1,123,894
	—	—	—	—	—	—	49,452(7)	3,532,851
Peter Larocque	3,396	—	30.96	9/29/2019	—	—	—	—
	2,543	3,597	27.87	10/7/2020	—	—	—	—
	2,686	6,522	26.98	10/5/2021	—	—	—	—
	4,404	11,771(2)	32.40	10/3/2022	—	—	—	—
	3,352	7,232	61.83	10/3/2023	—	—	—	—

	Option Awards(1)				Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value Of Unearned Shares, Units or Other Rights that have not Vested ($)
	—	15,514	62.90	10/7/2024	—	—	—	—
	—	—	—	—	1,435	102,516	—	—
	—	—	—	—	—	—	30,000(3)	2,143,200
	—	—	—	—	2,964	211,748	—	—
	—	—	—	—	—	—	19,794(4)	1,414,083
	—	—	—	—	3,518	251,326	—	—
	—	—	—	—	—	—	18,241(5)	1,303,137
	—	—	—	—	2,587	184,815	—	—
	—	—	—	—	—	—	9,125(6)	651,890
	—	—	—	—	3,974	283,903	—	—
Dennis Polk	4,699	—	19.41	10/3/2018	—	—	—	—
	17,500		30.96	9/29/2019	—	—	—	—
	6,026	3,597	27.87	10/7/2020	—	—	—	—
	4,498	6,522	26.98	10/5/2021	—	—	—	—
	9,961	9,316	32.40	10/3/2022	—	—	—	—
	3,352	7,232	61.83	10/3/2023	—	—	—	—
	—	15,514	62.90	10/7/2024	—	—	—	—
	—	—	—	—	1,435	102,516	—	—
	—	—	—	—	—	—	30,000(3)	2,143,200
	—	—	—	—	2,964	211,748	—	—
	—	—	—	—	—	—	19,794(4)	1,414,083
	—	—	—	—	3,518	251,326	—	—
	—	—	—	—	—	—	18,241(5)	1,303,137
	—	—	—	—	2,587	184,815	—	—
	—	—	—	—	—	—	9,125(6)	651,890
	—	—	—	—	3,974	283,903	—	—
Marshal Witt	—	11,635	62.90	10/7/2024	—	—	—	—
	—	—	—	—	11,382	813,130	—	—
	—	—	—	—	—	—	7,640(5)	545,802
	—	—	—	—	—	—	4,348(6)	310,621
	—	—	—	—	2,782	198,746	—	—
Christopher Caldwell	—	12,928	62.90	10/7/2024	—	—	—	—
	—	—	—	—	—	—	4,600	328,624
	—	—	—	—	1,111	79,370	—	—
	—	—	—	—	1,319	94,229	—	—
	—	—	—	—	970	69,297	—	—
	—	—	—	—	—	—	4,385	313,264
	—	—	—	—	3,179	227,108	—	—
	—	—	—	—	—	—	16,217(8)	1,158,542

(1)
Unless otherwise noted, all stock awards listed in this table vest as to 20% of the shares on each of the first five anniversaries of the grant date and, unless otherwise noted, all option awards listed in these columns vest and become exercisable as to 20% of the shares on the first anniversary of the grant date and the remaining vest monthly thereafter over the remaining four-year period. Market value was determined by multiplying the number of shares of stock or units, as applicable, by $71.44, the closing price of our Common Stock on November 28, 2014, the last trading day of our last completed fiscal year.

(2)	The option award with respect to 8,115 shares vests as to approximately 33% of the shares on the first anniversary date of the grant and vests as to 1/36th of the shares monthly thereafter.

(3)
These RSUs will vest in full on the fifth anniversary of April 29, 2010 (Original Grant Date). A portion of the RSUs vest upon the fourth and fifth anniversary of the Original Grant Date provided that the officer remains in continuous employment by SYNNEX through the vesting date. An additional portion of the RSUs vest on the fourth and fifth anniversary of the Original Grant Date provided, that (i) the officer remains in continuous employment by SYNNEX through the vesting date and (ii)(A) on the fourth anniversary of the Original Grant Date, SYNNEX achieves on a cumulative basis, 5% compound annual growth rate (CAGR) in earnings before interest and taxes (EBIT) from continuing operations in fiscal years ended November 30, 2011 through 2013, and (B) on the fifth anniversary of the Original Grant Date, SYNNEX achieves on a cumulative basis, 5% CAGR in EBIT from continuing operations in fiscal years ending November 30, 2011 through 2014. In the event of an officer’s death prior to the fifth anniversary of the Original Grant Date, SYNNEX will transfer to such officer’s estate the number of shares that would have vested on an annual basis on or prior to such officer’s death.

(4)
These RSUs granted on March 19, 2012 vested on January 22, 2015, following the 2014 fiscal year end, upon the Compensation Committee’s certification of (1) the achievement of certain threshold EPS target performance percentages and (2) the achievement of certain ROIC performance percentages with both performance metrics measured over a 3-year period ending November 30, 2014. The vesting was contingent upon the officer remaining in continuous employment by SYNNEX through the vesting date.

(5)
These RSUs granted on January 8, 2013 will cliff vest on November 30, 2015. The actual number of RSUs that will vest is based upon (1) the achievement of certain threshold EPS target performance percentages and (2) the achievement of certain ROIC performance percentages with both performance metrics measured over a 3-year period. The vesting is contingent upon the officer remaining in continuous employment by SYNNEX through the vesting date provided, however, that in the event of an officer’s death prior to November 30, 2015, SYNNEX will transfer to such officer’s estate the number of shares that would have vested on an annual basis on or prior to such officer’s death.

(6)
These RSUs granted on February 26, 2014 will cliff vest on November 30, 2016. The actual number of RSUs that will vest is based upon (1) the achievement of certain threshold EPS target performance percentages and (2) the achievement of certain ROIC performance percentages with both performance metrics measured over a 3-year period. The vesting is contingent upon the officer remaining in continuous employment by SYNNEX through the vesting date provided, however, that in the event of an officer’s death prior to November 30, 2016, SYNNEX will transfer to such officer’s estate the number of shares that would have vested on an annual basis on or prior to such officer’s death.

(7)
These RSUs will vest in full on the fifth anniversary of October 7, 2014, the grant date. A portion of the RSUs will vest upon the fourth and fifth anniversary of the grant date provided that (i) Mr. Murai remains in continuous employment by SYNNEX through the vesting dates. An additional portion of the RSUs will vest on the fourth and fifth anniversary of the grant date provided that (i) Mr. Murai remains in continuous employment by SYNNEX through the vesting dates and (ii) SYNNEX achieves on a cumulative basis certain EBITDA performance targets established by the Compensation Committee for each of the fiscal years ended November 30, 2014 through 2018. In the event of Mr. Murai’s death or disability prior to the fifth anniversary of the grant date, SYNNEX will transfer to Mr. Murai’s estate the number of shares that would have vested on an annual basis on or prior to his death or disability.

(8)
These RSUs will vest in full on January 31, 2017,provided that (i) Mr. Caldwell remains in continuous employment by SYNNEX through the vesting date and (ii) Concentrix Corporation achieves on a cumulative basis certain EBITDA performance target established by the Compensation Committee for any 12-month period over the three-year period ending January 31, 2017.

2014 Option Exercises and Stock Vested Table
The following table sets forth the dollar amounts realized pursuant to the vesting or exercise of equity-based awards during the latest fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Kevin Murai	3,300	167,418	12,605	799,682
Peter Larocque	64,100	2,182,176	26,037	1,721,617
Dennis Polk	41,000	1,560,973	26,037	1,721,617
Marshall Witt	—	—	2,846	204,115
Christopher Caldwell	—	—	5,839	369,905

(1)	Amounts reflect the difference between the exercise price of the option and the market price at the time of exercise.

(2)	Amounts reflect the aggregate market value of shares on the vesting date.
Pension Benefits

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. The Compensation Committee, which is comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Code, may elect to adopt qualified or non-qualified defined benefit plans if the Compensation Committee determines that doing so is in our best interests.
Nonqualified Deferred Compensation Plans
As discussed above, we maintain a deferred compensation plan, which became effective on January 1, 1994. The deferred compensation plan is designed to permit designated officers and directors to accumulate additional income for retirement and other personal financial goals through a nonqualified deferred compensation plan that enables the officer or director to make elective deferrals of a specified amount of salary or bonus to which he or she will become entitled in the future. The balance in a participant’s account will be distributed in full after the earlier of their termination of employment with us or upon attaining the age of 65. The distribution may be paid in one lump sum or in equal monthly or annual installments over a period not to exceed 15 years. Under certain circumstances, a participant may receive an early distribution in the form of a lump sum payment, subject to certain penalties. As noted above, this plan was amended effective January 1, 2005 to conform with changes required under Section 409A of the Code. As a result, for account balances earned after 2004, distributions to officers upon termination of employment are generally subject to a six-month delay, and accelerated distributions are generally prohibited.

PROPOSAL 2

ADVISORY VOTE TO APPROVE OUR EXECUTIVE COMPENSATION
General
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 requires us to obtain an advisory vote (non-binding) from our stockholders on our executive compensation as disclosed in this Proxy Statement, which is often referred to as a "say on pay" proposal. Consistent with the stockholders’ 2010 advisory vote on the frequency of holding an advisory vote on SYNNEX’ executive compensation, we are seeking an advisory vote on executive compensation every year until the next required stockholder vote on the frequency of stockholder votes on executive compensation.
As described in the “Executive Compensation — Compensation Discussion and Analysis” section of this Proxy Statement, our executive compensation programs and policies play an important role in achieving our objective of sustainable long-term growth in stockholder value. As a guiding principle, our executive compensation programs and policies are designed to motivate, retain and reward our executives for superior short- and long-term performance for our company and our stockholders.
We are asking that our stockholders indicate their support of our executive compensation as described in this Proxy Statement. While this advisory vote on executive compensation is non-binding, the Board and the Compensation Committee will review the outcome of this vote and take the vote into consideration when reviewing our compensation policies and procedures. This is not intended to address specific items of compensation, but rather the overall compensation of our named executive officers and our executive compensation policies and procedures as described in this proxy statement. Stockholders who want to communicate with the Board should refer to “Communications with the Board of Directors” in this Proxy Statement for additional information.
At the Annual Meeting we will ask our stockholders to approve the following resolution:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as described in the Company’s proxy statement for the 2015 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2014 Summary Compensation Table and the other compensation related tables and disclosure.”
Required Vote
 Approval of our executive compensation, including the Compensation Discussion and Analysis, the 2014 Summary Compensation Table and the other compensation related tables and disclosure as described in the “Executive Compensation — Compensation Discussion and Analysis” section of this Proxy Statement requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” approval.

The Board recommends a vote “FOR” the approval of our executive compensation as described in this Proxy Statement.

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
The Audit Committee, which is composed entirely of non-employee independent directors, has selected KPMG LLP as independent registered public accountants to audit our books, records and accounts and our subsidiaries for the fiscal year ending November 30, 2015. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.
The Board has endorsed the appointment of KPMG LLP. Ratification of the selection of KPMG LLP by stockholders is not required by law. However, as a matter of good corporate practice, such selection is being submitted to the stockholders for ratification at the Annual Meeting. If the stockholders do not ratify the selection, the Board of Directors and the Audit Committee will reconsider whether or not to retain KPMG LLP, but may retain KPMG LLP. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such change would be in the best interests of SYNNEX and our stockholders.
Audit and Non-Audit Fees
The following table presents the aggregate fees for professional services rendered for us by KPMG LLP for the fiscal years ended November 30, 2014 and 2013, were as follows:

Services Provided	2014	2013
Audit	$3,284,900	$1,577,670
Audit Related	114,400	65,000
Tax	799,961	85,260
All Other	—	—
Total	$4,199,261	$1,727,930

Audit Fees. The aggregate fees billed for the fiscal years ended November 30, 2014 and 2013, were for professional services rendered for the audits of our consolidated financial statements, statutory audits of our subsidiaries, reviews of our interim consolidated financial statements and services provided in connection with statutory and regulatory filings.
Audit Related Fees. The aggregate fees billed for the fiscal years ended November 30, 2014 and 2013 were for professional services rendered relating to a SSAE 16 report on internal control, accounting consultations and professional services related to due diligence for mergers and acquisitions.
Tax Fees. The aggregate fees billed for the fiscal years ended November 30, 2014 and 2013 were primarily for professional services rendered relating to domestic and foreign tax compliance services and consulting services for international tax and planning services.
All Other Fees. Not applicable.
Audit Committee Pre-Approval Policies and Procedures
The Audit Committee has implemented pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by KPMG LLP and the estimated fees related to these services.
During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the registered public accountants. The services and fees must be deemed compatible with the maintenance of such accountants’ independence, including compliance with SEC rules and regulations.

Throughout the year, the Audit Committee will review any revisions to the estimates of audit and non-audit fees initially approved.
Required Vote
Ratification of the appointment of KPMG LLP requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment. In the event ratification is not obtained, your Audit Committee will review its future selection of our independent registered public accountants.

The Board recommends a vote FOR the ratification of KPMG LLP as our independent registered public accountants.

REPORT OF THE AUDIT COMMITTEE
The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by SYNNEX under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving SYNNEX’ accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by SYNNEX’ independent registered public accountants and reviewing their reports regarding SYNNEX’ accounting practices and systems of internal accounting controls as set forth in a written charter adopted by the Board of Directors. SYNNEX’ management is responsible for preparing SYNNEX’ financial statements and the independent registered public accountants are responsible for auditing those financial statements. The Audit Committee is responsible for overseeing the conduct of these activities by SYNNEX’ management and the independent registered public accountants.
In this context, the Audit Committee has met and held discussions with management and the independent registered public accountants. Management represented to the Audit Committee that SYNNEX’ consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants.
The Audit Committee reviewed with the independent registered public accountants its judgments as to the quality, not just the acceptability, of its accounting principles and has discussed with the independent registered public accountants the matters required to be discussed by professional standards. The Audit Committee has also received the written disclosures and letter from the independent registered public accountants as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accountants the independence of that firm. Additionally, the Audit Committee considered whether the provision of non-audit services was compatible with maintaining such accountants’ independence. The Audit Committee has discussed with management the procedures for selection of consultants and the related competitive bidding practices and fully considered whether those services provided by the independent registered public accountants are compatible with maintaining such accountant independence.
The Audit Committee has discussed with SYNNEX’ internal and independent registered public accountants, with and without management present, their evaluations of SYNNEX’ internal accounting controls and the overall quality of SYNNEX’ financial reporting.
In reliance on the reviews and discussions with management and the independent registered public accountants referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, the inclusion of the audited financial statements in SYNNEX’ Annual Report on Form 10-K for the fiscal year ended November 30, 2014, for filing with the SEC.
Respectfully submitted on February 11, 2015, by the members of the Audit Committee of your Board of Directors:

Mr. Gregory Quesnel, Chairman
Dr. Hau Lee
Ms. Andrea Zulberti

STOCKHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS
If a stockholder wishes to present a proposal to be included in our Proxy Statement for the 2016 Annual Meeting of Stockholders, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC. One of the requirements is that the proposal be received by the Corporate Secretary no later than October 30, 2015. Proposals we receive after that date will not be included in the Proxy Statement. We urge stockholders to submit proposals by Certified Mail—Return Receipt Requested.
A stockholder proposal not included in our proxy statement for the 2016 Annual Meeting of Stockholders will be ineligible for presentation at the 2016 Annual Meeting of Stockholders unless the stockholder gives timely notice of the proposal in writing to the Corporate Secretary of SYNNEX at the principal executive offices of SYNNEX. Under our Bylaws, in order for a matter to be deemed properly presented by a stockholder, timely notice must be delivered to, or mailed and received by, us not less than 50 nor more than 75 days prior to the next Annual Meeting of Stockholders; provided, however, that in the event that less than 65 days’ notice or prior public disclosure of the date of the next Annual Meeting of Stockholders is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the earlier of (a) the close of business on the 15th day following the day on which such notice of the date of the next Annual Meeting of Stockholders was mailed or such public disclosure was made, whichever first occurs, and (b) two (2) days prior to the date of the next Annual Meeting of Stockholders.
The stockholder’s notice must set forth, as to each proposed matter, the following: (a) a brief description of the business desired to be brought before the meeting and reasons for conducting such business at the meeting; (b) the name and address, as they appear on our books, of the stockholder proposing such business; (c) the class and number of shares of our securities that are beneficially owned by the stockholder; (d) any material interest of the stockholder in such business; and (e) any other information that is required to be provided by such stockholder pursuant to proxy proposal submission rules of the SEC. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.
You may obtain a copy of the current rules for submitting stockholder proposals from the SEC at:
U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, DC 20549

or through the Commission’s Internet web site: www.sec.gov. Request SEC Release No. 34-40018, May 21, 1998.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than 10% stockholders are required to furnish us with copies of all Forms 3, 4 and 5 they file.
Based solely on our review of the copies of such forms we have received and written representations from certain reporting persons that they filed all required reports, we believe that all of our officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during fiscal year ended November 30, 2014.

OTHER MATTERS
The Board of Directors does not know of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, your proxy holders will vote on it as they think best unless you direct them otherwise in your proxy instructions.
Whether or not you intend to be present at the Annual Meeting of Stockholders, we urge you to submit your signed proxy promptly.
By Order of the Board of Directors,

/s/ Simon Y. Leung
Simon Y. Leung
Senior Vice President, General Counsel and Corporate Secretary
Fremont, California
February 26, 2015
SYNNEX’ 2014 Annual Report has been mailed with this Proxy Statement. We will provide copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Stockholders may make such request in writing to SYNNEX Corporation at 44201 Nobel Drive, Fremont, California 94538, Attention: Investor Relations. The request must include a representation by the stockholder that as of February 9, 2015, the stockholder was entitled to vote at the Annual Meeting of Stockholders.

Proxy

SYNNEX CORPORATION
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR ANNUAL MEETING - MARCH 24, 2015

The undersigned hereby constitutes and appoints Kevin Murai, Dennis Polk and Simon Leung, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of SYNNEX CORPORATION to be held at the offices of the Company and at any adjournments thereof and to vote with respect to the proposals set forth on the reverse side all shares of stock of SYNNEX CORPORATION the undersigned is entitled to vote at the Annual Meeting.

You are encouraged to specify your choice by marking the appropriate box, SEE REVERSE SIDE. Shares represented by this proxy will be voted as directed by the stockholder. IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE FOR THE ELECTION OF DIRECTORS, FOR PROPOSAL 2, FOR PROPOSAL 3, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. The proxies cannot vote your shares unless you sign and return this card.

(PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY
IN THE ENCLOSED ENVELOPE.)

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be held March 24, 2015. The Proxy Statement and our 2014 Annual Report to Stockholders are available at: http://www.viewproxy.com/synnex/2015

Proxy

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors.

Nominee	FOR	WITHHOLD
01 – Dwight Steffensen	☐	☐
02 – Kevin Murai	☐	☐
03 – Fred Breidenbach	☐	☐
04 – Hau Lee	☐	☐
05 – Matthew Miau	☐	☐
06 – Dennis Polk	☐	☐
07 – Gregory Quesnel	☐	☐
08 – Thomas Wurster	☐	☐
09 – Duane Zitzner	☐	☐
10 – Andrea Zulberti	☐	☐

	FOR	AGAINST	ABSTAIN
2. An advisory vote to approve our Executive Compensation.	☐	☐	☐
3. Ratification of the appointment of KPMG LLP as the independent registered public accountants.	☐	☐	☐

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

I plan on attending the meeting ☐

Please sign exactly as your name appears on your stock certificate. If the stock is held by joint tenants or as community property, both should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should give their full titles.

Signature of Stockholder ____________________ Date ________

Signature of Stockholder ____________________ Date ________

CONTROL NUMBER

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PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

INTERNET

Vote Your Proxy on the Internet:

Go to www.cesvote.com

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone:

Call 1 (888) 693-8683

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL

Vote Your Proxy by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.